Exhibit 10.8

AGREEMENT AND AMENDMENT NO. 5 TO CREDIT AGREEMENT

This AGREEMENT AND AMENDMENT NO. 5 TO CREDIT AGREEMENT (“Agreement”) dated as of February 10, 2017 (“Amendment No. 5 Effective Date”), is by and among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower party hereto (each a “Guarantor” and collectively, the “Guarantors”), the Lenders (as defined below), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as issuing lender (in such capacity, the “Issuing Lender”) and as swingline lender (in such capacity, the “Swingline Lender”).

RECITALS

A. The Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the financial institutions party thereto from time to time, as lenders (the “Lenders”) are parties to that certain Credit Agreement dated as of May 2, 2014 (as amended by Agreement and Amendment No. 1 to Credit Agreement, dated as of August 26, 2014, as further amended by the Master Assignment, Agreement and Amendment No. 2 to Credit Agreement, dated as of October 16, 2014, as further amended by the Agreement and Amendment No. 3 to Credit Agreement, dated as of November 21, 2014, as further amended by the Agreement and Amendment No. 4 to Credit Agreement, dated as of January 12, 2016, the “Credit Agreement”).

B. The Borrower has requested that the Lenders amend the Credit Agreement, in each case, as provided herein and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Defined Terms. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 2. Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation”. Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such Section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3. Amendment to Credit Agreement.

(a) Exhibit D to the Credit Agreement (Compliance Certificate) is hereby deleted in its entirety and replaced with Exhibit D attached hereto.

(b) Exhibit E to the Credit Agreement (Notice of Revolving Borrowing) is hereby deleted in its entirety and replaced with Exhibit E attached hereto.

(c) Exhibit F to the Credit Agreement (Notice of Continuation or Conversion) is hereby deleted in its entirety and replaced with Exhibit F attached hereto.

(d) Exhibit H-1 to the Credit Agreement (Notice of Mandatory Prepayment) is hereby deleted in its entirety and replaced with Exhibit H-1 attached hereto.

(e) Exhibit J to the Credit Agreement (Form of Borrowing Base Certificate) is hereby deleted in its entirety and replaced with Exhibit J attached hereto.

(f) The Credit Agreement and Schedules I (Pricing Schedule), II (Commitments, Notice Information), 4.1 (Organizational Information), and 4.11 (Subsidiaries) thereto are hereby amended as reflected in Annex A attached hereto.

Section 4. Reduction of Commitments. This Agreement shall be deemed written notice by the Borrower of a ratable reduction in part of the unused portion of Commitments pursuant to Section 2.1(b)(i) of the Credit Agreement. On the Amendment No. 5 Effective Date, after giving effect to the contemplated reduction herein, (a) the Commitments shall be as set forth on the revised Schedule II attached to Annex I, and (b) each Lender’s Commitment shall be automatically decreased to the amount set forth adjacent to such Lender’s name on such replacement Schedule II.

Section 5. Representations and Warranties. Each Credit Party hereby represents and warrants that:

(a) after giving effect hereto, the representations and warranties of the Credit Parties contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Amendment No. 5 Effective Date, except that any representation and warranty which by its terms is made as of a specified date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date;

(b) after giving effect hereto, no Default or Event of Default has occurred and is continuing;

(c) the execution, delivery and performance of this Agreement are within the corporate or limited liability company power and authority of such Credit Party and have been duly authorized by appropriate corporate or limited liability company action and proceedings;

(d) this Agreement constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity;

(e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and

(f) Liens under the Credit Documents are valid and subsisting and secure the Credit Parties’ obligations under such Credit Documents.

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Section 6. Conditions to Effectiveness. This Agreement shall become effective on the Amendment No. 5 Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions which may occur prior to or concurrently with the closing of this Agreement:

(a) Agreement. The Administrative Agent shall have received this Agreement executed by duly authorized officers of the Borrower, the Guarantors, the Administrative Agent, and the Majority Lenders;

(b) Cash Equity Issuance Proceeds. The Borrower shall have (i) received Equity Issuance Proceeds or capital contributions, in any event, on account of common Equity Interests and in cash of no less than $15,000,000 at or immediately prior to the Amendment No. 5 Effective Date and (ii) applied such proceeds or contributions to (A) prepay the outstanding Revolving Tranche A Advances pursuant to Section 2.6(b) of the Credit Agreement in an amount equal to $10,000,000, and (B) prepay the outstanding Tranche B Term Advances pursuant to Section 2.6(b) of the Credit Agreement in an amount equal to $5,000,000 with $3,875,000 of such prepayment being applied as a prepayment of the scheduled amortization payments of the Tranche B Term Advances due from March 31, 2017 through and including March 31, 2018 under Section 2.7(b) of the Credit Agreement, it being understood that the three Business Days’ notice requirement under Section 2.6(b) is hereby waived with respect to each repayment required under this Section 6(b).

(c) Borrowing Base Certificate. The Borrower shall have delivered a completed and executed Borrowing Base Certificate, as amended hereby, in form and substance acceptable to the Administrative Agent calculating the Borrowing Base to be in effect on the Amendment No. 5 Effective Date and calculated for the month ending at least 30 days prior to the Amendment No. 5 Effective Date.

(d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of or on the Amendment No. 5 Effective Date by Section 9.1 of the Credit Agreement or any other provision of a Credit Document to the extent invoiced prior to the Amendment No. 5 Effective Date, including the amendment fee as set forth in Section 7(d) below.

Section 7. Acknowledgments and Agreements.

(a) Each Credit Party acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and each Credit Party waives any defense, offset, counterclaim or recoupment with respect thereto.

(b) The Borrower, each Guarantor, the Administrative Agent, the Issuing Lender, the Swingline Lender and each Lender party hereto does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and Guarantors acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, the Guaranty, and the other Credit Documents, are not impaired in any respect by this Agreement.

(c) Nothing herein shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender to collect the full amounts owing to them under the Credit Documents.

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(d) In consideration of the agreements of the Lenders set forth in this Agreement, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender that delivers its executed signature page hereto to the Administrative Agent by 11:00am (Central time) on February 10, 2017, an amendment fee in an amount equal to 0.20% of such Lender’s Commitment, after giving effect to this Agreement (which Commitment amount, for the avoidance of doubt, includes (x) the unused Commitment amount, (y) the outstanding Tranche B Term Advances owed to such Lender on the date hereof, and (z) the outstanding Tranche C Term Advances (as defined in Annex A to this Agreement) owed to such Lender on the date hereof, in each case, after giving effect to this Agreement). Each such amendment fee as to such Lender (i) is payable in U.S. dollars in immediately available funds, free and clear of, and without deduction for, any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes), (ii) is not refundable under any circumstances, (iii) will not be subject to counterclaim, defense, setoff or otherwise affected, (iv) is deemed fully earned by such Lender once its signature page is delivered as provided above and the Amendment No. 5 Effective Date has occurred, and (v) is due and payable on the Amendment No. 5 Effective Date.

(e) From and after the Amendment No. 5 Effective Date, all references to the Credit Agreement and the Credit Documents shall mean the Credit Agreement and such Credit Documents, as amended by this Agreement.

(f) This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents.

Section 8. Reaffirmation of Security Documents. Each Credit Party (a) represents and warrants that, as of the Amendment No. 5 Effective Date, it has no defenses to the enforceability of any Security Document to which it is a party, (b) reaffirms the terms of and its obligations (and the security interests granted by it) under each Security Document to which it is a party, and agrees that each such Security Document will continue in full force and effect to secure the Secured Obligations as the same may be amended, supplemented, or otherwise modified from time to time, and (c) acknowledges, represents, warrants and agrees that the liens and security interests granted by it pursuant to the Security Documents are valid and subsisting and create a security interest to secure the Secured Obligations.

Section 9. Reaffirmation of the Guaranty. Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations (as defined in the Guaranty), as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under the Guaranty, in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any of the other Credit Documents.

Section 10. RELEASE. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Credit Party hereby, for itself and its successors and assigns, fully and without reserve, releases, acquits, and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted, whether absolute or contingent, whether due or to become due, whether disputed or undisputed, whether known or unknown (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY) (collectively, the “Released Claims”), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of

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the Released Parties, in each case, on or prior to the Amendment No. 5 Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement, any other Credit Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”); provided, that the Released Matters shall not include any of the Lenders’ obligations to fund under their Commitments to the Credit Agreement after the date hereof in accordance therewith. Each Credit Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 10 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled. Each Credit Party hereby further agrees that it will not sue any Released Party on the basis of any Released Claim released, remised and discharged by the Credit Parties pursuant to this Section 10. In entering into this Agreement, each Credit Party consulted with, and has been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth herein do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section 10 shall survive the termination of this Agreement, the Credit Agreement and the other Credit Documents and payment in full of the Obligations.

Section 11. Lender Hold Harmless and Release. Each Lender hereby acknowledges and agrees that (a) as part of the Credit Agreement, as amended hereby, Wells Fargo Bank, National Association (“WFB”) may forward to such Lender, from time to time, copies of certain appraisals, field exam reports, collateral audits and other collateral reports (collectively, “Reports”), (b) such Reports were prepared, or will be prepared, for WFB for its own internal purposes and if provided, are being, or will be, provided to such Lender on a confidential basis and such Reports shall not be reproduced, disseminated or discussed by such Lender except to its director, officer, employee and agents in connection with the Credit Agreement or as required under applicable Legal Requirement without WFB’s express written consent, (c) if provided, such Reports are being, or will be, provided without any representation or warranty, expressed or implied, by WFB as to its accuracy or completeness, (d) WFB is making no representation or warranty of any kind related to or in connection with such Reports and WFB assumes no responsibility to make any such representation or warranty, (e) if provided, such Reports are being, or will be, provided solely for such Lender’s convenience, and (f) WFB does not have any responsibility for the creditworthiness or financial conditions of the Borrower or any Affiliate thereof. Furthermore, each Lender hereby acknowledges and agrees that in making decisions under this Agreement and in the other Credit Documents, including the Credit Agreement, as amended hereby, such Lender is making its own credit analysis and decisions independently and without reliance on any Report or on WFB. Without limiting the generality of Section 8.4 of the Credit Agreement, each Lender hereby severally agrees to, and hereby does, indemnity and hold harmless Wells Fargo & Company, WFB and each of the foregoing’s affiliates and each of the foregoing’s respective Related Parties (each of the foregoing being an “WFB Indemnitee”), ratably according to the respective principal amounts of the Advances then held by each of them (or if no principal amount of the Advances is at the time outstanding, ratably according to the respective applicable Commitments held by each of them immediately prior to the termination, expiration or full reduction of each such Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including but not limited to attorneys’ fees) which may be imposed on or incurred by any WFB Indemnitee or asserted against any WFB Indemnitee by any third party, any Lender, the Borrower or any Affiliate thereof or any other Person, and in any way relating to or arising out of any Report (including as a result of such WFB Indemnitee’s own negligence regardless of whether such negligence is sole or contributory, active or passive, imputed, joint or technical) but not including to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have result from such WFB Indemnitee’s gross negligence or willful misconduct. The terms of this Section 11 are solely for the benefit of the WFB Indemnitees and their respective successors and assigns and no other Person shall have or be entitled to assert rights or benefits under this Section 11.

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Section 12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature or by electronic mail (including via any “.pdf” or other similar electronic means) and all such signatures shall be effective as originals.

Section 13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 14. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 15. Governing Law. This Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Section 16. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[SIGNATURES BEGIN ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:

BECKMAN PRODUCTION SERVICES, INC.

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

GUARANTORS:

REDZONE HOLDCO, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

BECKMAN PRODUCTION SERVICES, INC.

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President

NORTHERN PRODUCTION COMPANY, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President

R&S WELL SERVICE, INC.

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President

SJL WELL SERVICE, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

J & R WELL SERVICE, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President

FIRST CALL WELL SERVICE, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President

REDZONE COIL TUBING, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President

BIG LAKE SERVICES HOLDCO, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

BIG LAKE SERVICES, LLC

By:	/s/ Ryan Liles
Name: Ryan Liles
Title: Manager

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, Swingline Lender and a Lender

By:	/s/ Whitney Wall
Name: Whitney Wall
Title: Director

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

ZB, N.A. dba AMEGY BANK, as an Issuing
Lender and a Lender

By:	/s/ Rachel Pletcher
Name: Rachel Pletcher
Title: Vice President

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

COMERICA BANK, as a Lender

By:	/s/ Gary Culbertson
Name: Gary Culbertson
Title: Vice President

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

HSBC BANK USA, NATIONAL ASSOCIATION
as a Lender

By:	/s/ John P. Northington
Name: John P Northington
Title: SVP

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

REGIONS BANK,
as a Lender

By:	/s/ Lynn Johnston
Name: Lynn Johnston
Title: SVP

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

IBERIABANK,
as a Lender

By:	/s/ Robert S. Martin
Name: Robert S. Martin
Title: SVP

Signature Page to Agreement and Amendment No. 5 to Credit Agreement

(Beckman Production Services, Inc.)

ANNEX A

TO

AMENDMENT NO. 5 TO CREDIT AGREEMENT

CREDIT AGREEMENT

dated as of May 2, 2014

among

BECKMAN PRODUCTION SERVICES, INC.,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Lender and Swingline Lender,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders

$127,300,000

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Sole Bookrunner

and

ZB, N.A. dba AMEGY BANK,

as Joint Lead Arranger and Syndication Agent

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Documentation Agent

TABLE OF CONTENTS

(continued)

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Section 9.22	USA Patriot Act	126
Section 9.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	126
Section 9.24	Integration	126

EXHIBITS:

Exhibit A	Assignment and Assumption
Exhibit B	Pledge and Security Agreement
Exhibit C	Guaranty
Exhibit D	Compliance Certificate
Exhibit E	Notice of Borrowing
Exhibit F	Notice of Continuation or Conversion
Exhibit G-1	Form of Revolving Note
Exhibit G-2	Form of Swingline Note
Exhibit H-1	Notice of Mandatory Payment
Exhibit H-2	Notice of Optional Payment
Exhibit I-1	Form of U.S. Tax Compliance Certificate
Exhibit I-2	Form of U.S. Tax Compliance Certificate
Exhibit I-3	Form of U.S. Tax Compliance Certificate
Exhibit I-4	Form of U.S. Tax Compliance Certificate
Exhibit J	Form of Borrowing Base Certificate

SCHEDULES:

Schedule I	Pricing Schedule
Schedule II	Commitments, Notice Information
Schedule 4.1	Organizational Information
Schedule 4.5	Owned and Leased Real Property
Schedule 4.10	Environmental Conditions
Schedule 4.11	Subsidiaries
Schedule 5.7	Requirements for New Subsidiaries
Schedule 6.2	Permitted Liens
Schedule 6.3	Permitted Investments
Schedule 6.10	Permitted Affiliate Transactions

CREDIT AGREEMENT

This Credit Agreement dated as of May 2, 2014 (this “Agreement”) is among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below), and Wells Fargo Bank, National Association, as Administrative Agent (as defined below) for the Lenders, as Issuing Lender (as defined below) and as Swingline Lender (as defined below).

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral; provided that, no intention to subordinate the Lien of the Administrative Agent and the Secured Parties pursuant to the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Account Control Agreement” means, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent and such other bank providing the Administrative Agent with control over such deposit account for purposes of the UCC.

“Account Debtor” means an account debtor as defined in the UCC.

“Acquisition” means the purchase by any Credit Party of any business, division or enterprise, including (i) the purchase of associated assets or operations of, or (ii) the purchase of Equity Interests, or merger or consolidation with, any Person; provided, however, that the purchase of Equity Interests of DIT shall not constitute an “Acquisition” for purposes of this Agreement until such time as any one or more of the Credit Parties have purchased a majority of the Equity Interests of DIT in the aggregate.

“Additional Lender” shall have the meaning assigned to such term in Section 2.16(a).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus  1⁄2 of 1.00% and (iii) a rate determined by the Administrative Agent equal to the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Adjusted EBITDA” means (a) for the calculations to be made for the fiscal quarter ending December 31, 2016, EBITDA for the four-fiscal quarter period then ended; (b) for the calculations to be made for the fiscal quarter ending December 31, 2017, EBITDA for such fiscal quarter multiplied by four; (c) for the calculations to be made for the fiscal quarter ending March 31, 2018, EBITDA for the two-fiscal quarter period then ended multiplied by two; (d) for the calculations to be made for the fiscal quarter ending June 30, 2018, EBITDA for the three-fiscal quarter period then ended multiplied by 4/3; and (e) for the calculations to be made for each fiscal quarter ending on or after September 30, 2018, EBITDA for the four-fiscal quarter period then ended.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Section 8.1, and any successor agent pursuant to Section 8.6.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule II, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance by a Lender or the Swingline Lender to the Borrower as a part of a Borrowing.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Amendment No. 1 Effective Date” means August 26, 2014.

“Amendment No. 2 Effective Date” means October 16, 2014.

“Amendment No. 3 Effective Date” means November 21, 2014.

“Amendment No. 4 Effective Date” means January 12, 2016.

“Amendment No. 5” means the Agreement and Amendment No. 5 to Credit Agreement, dated as of the Amendment No. 5 Effective Date, among the Borrower, the Lenders party thereto and the Administrative Agent, which amends this Agreement.

“Amendment No. 5 Effective Date” means February 10, 2017.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each Credit Party from to time concerning or relating to bribery or corruption.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.9(d).

“Applicable Period” has the meaning set forth in Section 2.9(d).

“Assignment and Assumption” means an Assignment and Assumption executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form set forth in Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swingline Lender.

“Available Cash” means the aggregate of all funds held in deposit accounts owned by, or held for the benefit of, the Borrower or any Subsidiary of the Borrower (other than (i) the Cash Collateral Account, and (ii) escrow accounts and third party cash pledges or deposits made in the ordinary course of business).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) any other Treasury Management Arrangements.

“Banking Services Obligations” means any and all obligations of any Credit Party owing to the Banking Services Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to any Credit Party.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing.

“Borrowing Base” means, without duplication, an amount determined as of a month end and calculated as follows, and determined and adjusted as provided in Section 2.18:

(a) 80% of the Eligible Receivables as of such month end, plus

(b) 50% of the value of Eligible Inventory as of such month end, valued at the lower of cost or market value in accordance with GAAP, minus

(c) the Rent Reserve Amount in effect at such time as determined by the Administrative Agent in its Permitted Discretion.

Notwithstanding the foregoing, the Administrative Agent may (but is not obligated to) from time to time modify the advance rate set forth in this definition if it determines, in its Permitted Discretion, that such advance rate should be reduced based upon any field exam or appraisal received pursuant to Section 5.12.

“Borrowing Base Certificate” means a certificate executed by any Responsible Officer of the Borrower on behalf of the Borrower in the form of the attached Exhibit J which calculates the Borrowing Base and includes the information detailed in Section 5.2(f).

“Borrowing Base Deficiency” means the excess, if any, of (a) the Revolving Tranche A Outstandings over (b) the lesser of (i) the aggregate amount of the Commitments minus the sum of (A) the outstanding Tranche B Term Advances and (B) the outstanding Tranche C Term Advances, and (ii) the Borrowing Base then in effect.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York or Texas, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Expenditures” means, for any Person and period of its determination, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected as property, plant, equipment or other similar fixed asset accounts on the balance sheet of such Person, but excluding any such expenditure made to restore, replace or rebuild Property to the condition of such Property immediately prior to any damage, loss, destruction or condemnation of such Property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with the terms hereof.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender, Swingline Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Advances, cash or deposit account balances or, if the Administrative Agent, the Swingline Lender and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Lender and the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries, including by process of eminent domain or any Disposition of property in lieu of condemnation.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, analogous state and local laws, and all rules and regulations and legally enforceable requirements promulgated thereunder, in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Change in Control” means the occurrence of any of the following events: (a) prior to the closing of the Offering, (i) SCF ceases to own, directly or indirectly, more than forty percent (40%) of the Voting Securities of the Borrower or (ii) SCF and Prior Owners jointly cease to own, directly or indirectly, more than fifty percent (50%) of the Voting Securities of the Borrower, and (b) after the closing of the Offering (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than SCF becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (ii) during any period of 12 consecutive months that occurs after the closing of an Offering, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any Legal Requirements, (b) any change in any Legal Requirement or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Closing Date” means the date of this Agreement.

“Closing Date Acquisition Agreement” means the Membership Interest Purchase Agreement dated May 2, 2014 by and among RedZone Holdco, LLC, the sellers named therein and the Borrower.

“Closing Date Acquisition” means the acquisition by the Borrower on the Closing Date, either directly or indirectly, of 100% of the Equity Interests in RedZone.

“Closing Date EBITDA” means EBITDA for the twelve month period ended February 28, 2014 after giving pro forma effect to the Closing Date Acquisition.

“Closing Date Leverage Ratio” means, the ratio of (a) Funded Debt as of the Closing Date after giving pro forma effect to the Transactions, to (b) Closing Date EBITDA.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” or “Mortgaged Property” or similar terms used in the Security Documents.

“Collateral Access Agreement” means a landlord lien waiver or subordination agreement, bailee letter or any other agreement, in any case, in form and substance reasonably acceptable to the Administrative Agent and executed by the parties thereto.

“Commitment” means, for each Lender, the obligation of each Lender to advance to the Borrower the amount set forth opposite such Lender’s name on Schedule II as its Commitment, or if such Lender has entered into any Assignment and Assumption or is an Increasing Lender or an Additional Lender, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(b)(i); provided that, after the Maturity Date, the Commitment for each Lender shall be zero. The aggregate Commitments on the Amendment No. 5 Effective Date is $127,300,000.

“Commitment Fees” means the fees required under Section 2.8(a).

“Commitment Increase” has the meaning set forth in Section 2.16(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning set forth in Section 9.9(b)(i).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5(b) and Section 2.5(c).

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Extension” means an Advance or a Letter of Credit Extension.

“Credit Parties” means the Borrower and the Guarantors.

“Current Maturities of Long Term Debt” means for the Borrower and its Subsidiaries on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Funded Debt, in each case, which have a final maturity more than twelve months from the date on which such Funded Debt was originally incurred, and in each case, without giving effect to any early payments thereof; provided, however, that the final installment of the unpaid principal balance of the Tranche B Term Advances and the Tranche C Term Advances due on the Maturity Date shall not constitute Current Maturities of Long Term Debt.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase but excluding any such obligations to make payments in the form of Equity Interests of the Borrower that does not otherwise constitute Debt) but excluding trade accounts payable in the ordinary course of business and, in each case, either not past due for more than 90 days after the date on which such trade account payable was created or being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations do not include, for the avoidance of doubt, any obligations to issue Equity Interests in respect of warrants), excluding the obligation to buyback common Equity Interests held by any present or former employee in connection with any severance agreement with such Person; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Debt Incurrence” means any issuance or sale by the Borrower or any of its Subsidiaries of any Debt after the Closing Date other than Permitted Debt.

“Debt Incurrence Proceeds” means, with respect to any Debt Incurrence, all cash and cash equivalent investments received by the Borrower or any of its Subsidiaries from such Debt Incurrence after payment of, or provision for, all underwriter fees and expenses, original issue discount, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Debt Incurrence; provided that, an original issue discount shall not reduce the amount of such Debt Incurrence Proceeds unless such discount is due and payable at or immediately following the closing of such Debt Incurrence and such discount has not already been taken into account to reduce the amount of proceeds received by the Borrower or such Subsidiary from such Debt Incurrence.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Section 2.9(a), Section 2.9(b), or Section 2.9(c), and (b) in the case of any other Obligation other than letter of credit fees, 2.00% plus the non-default rate applicable to Tranche B Term Advances that are Base Rate Advances as provided in Section 2.9(a), and (c) when used with respect to letter of credit fees, a rate equal to the Applicable Margin for Revolving Tranche A Advances that are Eurodollar Advances plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.17, any Lender that (a) (except, with regards to the funding of Swingline Advances, the Swingline Lender) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two Business Days of the date when due, (b) (except, with regards to the funding of Swingline Advances, the Swingline Lender) has notified the Borrower, the Administrative Agent or the Issuing Lender or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property; “Dispose” or similar terms shall have correlative meanings.

“DIT” means Deep Imaging Technologies, Inc., a Texas corporation.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period, without duplication, (a) the Borrower’s consolidated Net Income for such period plus (b) to the extent deducted in determining such consolidated Net Income for such period, Interest Expense, Federal, state, local and foreign income taxes (including Texas franchise taxes), depreciation, amortization and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus (c) to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Transactions during such period, plus (d) to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Amendment No. 4 and Amendment No. 5 during such period, plus (e) to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Nine Acquisition during such period, plus (f) to the extent deducted in determining such consolidated Net Income for such period, reasonable non-recurring cash charges and expenses incurred in connection with Permitted Acquisitions during such period; plus (g) to the extent deducted in determining such consolidated Net Income for such period, non-cash equity-based compensation paid for such period; plus (h) to the extent deducted in determining such consolidated Net Income for such period, restructuring and other non-recurring expenses incurred during such period, including severance costs, costs associated with office or plant openings or closings and consolidation or relocation fees for such period; minus (i) all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions (including the Closing Date Acquisition) and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner reasonably acceptable to the Administrative Agent and with supporting documentation reasonably acceptable to the Administrative Agent;

provided further, that, for purposes of calculating “EBITDA” the aggregate amounts added back pursuant to clause (e) above shall not exceed $2,500,000 in the aggregate and the aggregate amounts added back pursuant to clauses (f) and (h) above (excluding any such amounts added back to EBITDA prior to January 1, 2016) shall not exceed an amount equal to the greater of (x) $1,000,000 for any four fiscal quarter period beginning with the fiscal quarter ending on March 31, 2016 and (y) five percent (5%) of EBITDA (without giving effect to clauses (f) and (h) above) for any four fiscal quarter period unless otherwise agreed to by the Administrative Agent. For the avoidance of doubt, such amounts added back pursuant to such clauses (e), (f) and (h) above may occur in any incremental amount for any fiscal quarter so long as the aggregate amounts added back during any four-fiscal quarter period which includes such fiscal quarter do not exceed the cap set forth in the immediately preceding proviso.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.7(a)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.7(a)(iii)).

“Eligible Inventory” means with respect to any Credit Party, Inventory that is of a type customarily held as Inventory in the respective Credit Parties’ business as being conducted on the Amendment No. 4 Effective Date, but specifically excluding Inventory which meets any of the following conditions or descriptions:

(a) Inventory in which the Administrative Agent does not have an Acceptable Security Interest;

(b) Inventory with respect to which a claim exists disputing applicable Credit Party’s title to or right to possession;

(c) obsolete or slow moving Inventory for which a reserve has been booked by the applicable Credit Party in accordance with GAAP;

(d) rejected, spoiled or damaged Inventory, or otherwise not readily saleable or usable in its present state for the use for which it was processed or purchased;

(e) Inventory that has been shipped or delivered to a customer on consignment, on a sale or return basis, or on the basis of any similar understanding;

(f) Inventory which is in transit (provided that, “in transit” shall be deemed not to include any situation or circumstance where each of the following conditions are met: (i) the Inventory is “in transit” between Credit Parties, and (ii) a Credit Party retains title to such Inventory);

(g) Inventory held for lease;

(h) Inventory (i) which is located on premises owned or operated by the customer that is to purchase such Inventory or (ii) which is located at any Third Party Location that is not subject to a Collateral Access Agreement other than, as to any determination of the Borrowing Base, such premises described in this clause (h)(ii) which are covered under the Rent Reserve Amount for such Borrowing Base in Administrative Agent’s Permitted Discretion;

(i) Inventory that does not comply with any Legal Requirement or the standards imposed by any Governmental Authority having authority over such Inventory or such applicable Credit Party with respect to its manufacture, use, or sale;

(j) Inventory that is bill and hold goods or deferred shipment;

(k) Inventory evidenced by any negotiable document of title unless such document of title has been delivered to the Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

(l) Inventory produced in violation of the Fair Labor Standards Act or that is subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(m) Inventory that is subject to any agreement which would, in any material respect, restrict Administrative Agent’s ability to sell or otherwise dispose of such Inventory;

(n) Inventory that is located in a jurisdiction outside the United States (other than Canada and any province or territory of Canada), any state thereof or in any territory or possession of the United States that has not adopted Article 9 of the UCC;

(o) Inventory that is subject to any third party’s Lien (including Permitted Liens) which would be superior to the Lien of Administrative Agent created under the Credit Documents (other than Liens permitted under Section 6.2(b) which are covered under the Rent Reserve Amount for such Borrowing Base in Administrative Agent’s Permitted Discretion and Liens permitted under Section 6.2(d) for taxes that are not yet due and payable);

(p) Inventory that would constitute raw materials, work in process or supplies or materials consumed in the business of any Credit Party or Subsidiary thereof, other than coil tubing and backup Inventory;

(q) Inventory that would constitute a custom made or specialized inventory for a specific customer which cannot be sold to any other customer without requiring additional processing in any material respect; or

(r) Inventory that is otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory at the time of submission of the next Borrowing Base Certificate (other than in the event the Borrowing Base is redetermined under the proviso in Section 2.18(a)) until such time as the foregoing requirements are met with respect to such Inventory. Notwithstanding the foregoing, Administrative Agent may, from time to time, change the criteria for Eligible Inventory based on either: (i) an event, condition or other circumstance arising after the Amendment No. 5 Effective Date, or (ii) an event, condition or other circumstance existing on the Amendment No. 5 Effective Date to the extent the Administrative Agent has no written notice thereof from any Credit Party prior to the Amendment No. 5 Effective Date or is not otherwise reflected in any appraisals, reports or other similar written information received by the Administrative Agent in connection with this Agreement prior to the Amendment No. 5 Effective Date, in either case under clause (i) or (ii) which adversely affects (other than in a de minimis manner) or, could reasonably be expected to adversely affect (other than in a de minimis manner), the Inventory, as determined by the Administrative Agent in its Permitted Discretion. If any Inventory is deemed ineligible solely as a result of clause (r) above or as a result of a change in criteria permitted in the previous sentence, then the Administrative Agent shall notify the Borrower of such ineligibility or such change in criteria.

“Eligible Receivables” means on a consolidated basis and without duplication, all Receivables of such Persons, in each case reflected on its books in accordance with GAAP which conform to the representations and warranties in Article IV hereof and in the Security Documents to the extent such provisions are applicable to the Receivables, and each of which meets all of the following criteria on the date of any determination:

(a) such Receivable is subject to an Acceptable Security Interest in favor of the Administrative Agent;

(b) such Credit Party has good and marketable title to such Receivable,

(c) such Receivable has been billed substantially in accordance with billing practices of such Credit Party in effect on the Amendment No. 4 Effective Date and such Receivable is not unpaid for more than 90 days from the date of the invoice (or such longer period for certain specific Receivables or specific Account Debtors as may otherwise be permitted by the Administrative Agent in its sole discretion);

(d) such Receivable was created in the ordinary course of business of any Credit Party (x) from the performance by such Credit Party of services which have been fully and satisfactorily performed (and not a progress billing or contingent upon any further performance), (y) from the absolute sale on open account (and not on consignment, on approval or on a “sale or return” basis) by such Credit Party of goods (i) in which such Credit Party had sole and complete ownership and (ii) which have been shipped or delivered to the Account Debtor, evidencing which such Credit Party has possession of shipping or delivery receipts, or (z) from the rental by any Credit Party as the lessor of goods owned by such Credit Party;

(e) such Receivable represents a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms and arises from an enforceable contract;

(f) such Receivable is not due from an Account Debtor that has more than 20% of its aggregate Receivables owed to any Credit Party more than 90 days past the invoice date;

(g) such Receivable is owed by an Account Debtor that any Credit Party deems to be creditworthy and is not owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) has admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(h) the Account Debtor on such Receivable is not a Credit Party, an Affiliate of a Credit Party, nor a director, officer or employee of a Credit Party or of an Affiliate of Credit Party (other than with respect to a portfolio company of SCF and its related funds);

(i) such Receivable is evidenced by an invoice and not evidenced by any chattel paper, promissory note or other instrument;

(j) such Receivable, together with all other Receivables due from the same Account Debtor does not comprise more than 25% of the aggregate Receivables of all Credit Parties with respect to all Account Debtors (provided, however, that the amount of any such Receivable excluded pursuant to this clause (j) shall only be the excess of such amount);

(k) such Receivable is not subject to any set-off, counterclaim, defense, allowance or adjustment and there has been no dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof (provided, however, that the amount of any such Receivable excluded pursuant to this clause (k) shall only be the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment);

(l) such Receivable is owed in Dollars and is due from an Account Debtor organized under applicable law of the United States or any state of the United States;

(m) such Receivable is not due from the United States government, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable has been complied with to the Administrative Agent’s satisfaction;

(n) such Receivable is not owed by an Account Debtor that is a Sanctioned Person or a Sanctioned Entity;

(o) such Receivable is not the result of (i) work-in-progress, (ii) finance or service charges (other than, for the avoidance of doubt, oil field services rendered by any Credit Party in the ordinary course of business), or (iii) payments of interest;

(p) such Receivable has not been written off the books of any Credit Party or otherwise designated as uncollectible by any Credit Party;

(q) such Receivable is not subject to any reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Receivable;

(r) such Receivable is not a newly created Receivable resulting from the unpaid portion or credit balance of a partially paid Receivable;

(s) such Receivable is not subject to any third party’s rights (including Permitted Liens other Liens permitted under Section 6.2(d) for taxes that are not yet due and payable) which would be superior to the Lien of the Administrative Agent created under the Credit Documents; and

(t) such Receivable is not otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion.

In the event that a Receivable which was previously an Eligible Receivable ceases to be an Eligible Receivable hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Receivable, the face amount of such Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, payables or obligations to the Account Debtor (including any amount that any Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) all taxes, duties or other governmental charges included in such Receivable, and (iii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by any Credit Party to reduce the amount of such Receivable.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, change the criteria for Eligible Receivables based on either: (A) an event, condition or other circumstance arising after the Amendment No. 5 Effective Date or (B) an event, condition or other circumstance existing on the Amendment No. 5 Effective Date to the extent the Administrative Agent has no written notice thereof from any Credit Party prior to the Amendment No. 5 Effective Date or is not otherwise reflected in any appraisals, field exams, reports or other similar written information received by the Administrative Agent in connection with this Agreement prior to the Amendment No. 5 Effective Date, in either case under clause (A) or (B) which adversely affects (other than in a de minimis manner) or could reasonably be expected to adversely affect (other than in a de minimis manner), the Receivables as determined by the Administrative Agent in its Permitted Discretion. If any Receivable is deemed ineligible solely as a result of clause (t) above or as a result of a change in criteria permitted in the previous sentence, then the Administrative Agent shall notify the Borrower of such ineligibility or such change in criteria.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required or issued under Environmental Law.

“Equipment” of any Person means (a) all equipment (as defined in the UCC) owned by such Person, wherever located, and (b) all rental tools and other goods (other than consumer goods) customarily held for rent in the oilfield service industry consistent with the past practices and which are considered “equipment” on such Person’s books for purposes of GAAP.

“Equity Funded Acquisition” means any Acquisition that is fully funded solely with Equity Issuance Proceeds and were not applied in increasing EBITDA for purposes of Section 7.7.

“Equity Funded Capital Expenditure” means Capital Expenditures that are fully funded solely with Equity Issuance Proceeds and were not applied in increasing EBITDA for purposes of Section 7.7.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower, including any such issuance upon the exercise of warrants to purchase equity by the holders thereof.

“Equity Issuance Proceeds” means (a) with respect to any Equity Issuance, all cash proceeds and Liquid Investments received by the Borrower from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance, and (b) with respect to existing Equity Interests, cash contributions made to the Borrower from the holders of its Equity Interests on account of common equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One-Month LIBOR).

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One-Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate” or other words of similar import, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period;

provided further that, in any event, if the applicable interest rate as determined under any of the preceding provisions of this definition is less than 0%, then “Eurodollar Base Rate” shall be deemed to be equal to 0% for such determination.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Excepted Certificated Equipment” means (a) all Certificated Equipment owned by a Credit Party (that is not subject to a Permitted Lien securing purchase money Debt or Capital Leases which are permitted hereunder) with an individual net book value of less than $35,000 but only to the extent that the aggregate net book value of Certificated Equipment constituting Excepted Certificated Equipment under this clause (a) does not exceed $2,000,000 (it being understood that all such Certificated Equipment equal to or in excess of $2,000,000 shall not be Excepted Certificated Equipment regardless of its individual net book value) and (b) all Certificated Equipment to the extent such equipment is subject to a Permitted Lien securing purchase money Debt or Capital Leases which are permitted hereunder.

“Excess Cash Flow” means, for any period, an amount equal to (a) the Borrower’s consolidated EBITDA for the fiscal year then ended plus (b) any decrease in the Working Capital of the Borrower and its Subsidiaries during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end of such period), minus (c) without duplication within such period and without duplication of any amounts used in calculating Excess Cash Flow for any previous period, the sum of:

(i) Taxes actually paid in cash by the Borrower and the other Credit Parties during such twelve month period,

(ii) permitted Capital Expenditures (excluding Equity Funded Capital Expenditures and any Capital Expenditures funded with proceeds of Debt) of the Borrower and the other Credit Parties actually paid during such twelve month period,

(iii) the consolidated Interest Expense of the Borrower actually paid during such twelve month period,

(iv) the aggregate amount of cash charges added back to EBITDA during such period for purposes of calculating EBITDA pursuant to the definition of EBITDA,

(v) principal installment payments and optional prepayments of Tranche B Term Advances and Tranche C Term Advances made during such twelve month period (other than payments required under Section 2.6(c)(vi)),

(vi) other principal payments on Funded Debt (other than Revolving Tranche A Advances or any other Funded Debt of a revolving nature) made during such twelve month period,

(vii) cash payments made in respect of Investments permitted under Section 6.3 of this Agreement and Permitted Acquisitions during such twelve month period, and

(viii) any increase in the Working Capital of the Borrower and its Subsidiaries during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning thereof).

“Excluded Perfection Collateral” means, unless otherwise elected by the Administrative Agent during the continuance of an Event of Default, collectively (a) Excepted Certificated Equipment, (b) deposit accounts, commodities accounts and securities accounts to the extent an Account Control Agreement is not required under this Agreement, and (c) any other Property with respect to which the Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property is excessive in relation to the value of the Lien to be afforded thereby.

“Excluded Properties” means all (a) Excluded Real Property, (b) commercial tort claims, (c) letter of credit rights, (d) “Excluded Collateral” as defined in the Security Agreement, and (e) all property of any Foreign Subsidiary that is not a Guarantor.

“Excluded Real Property” means (a) all leasehold interests held by any Credit Party in leased premises, including leased buildings, building improvements, storage facilities and storage lots, and (b) all other real property owned by a Credit Party with an individual net book value of less than $250,000 but only to the extent that the aggregate net book value of real property constituting Excluded Real Property under this clause (b) does not exceed $2,000,000 (it being understood that all such real property equal to or in excess of $2,000,000 shall not be Excluded Real Property regardless of its individual net book value).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means any Responsible Officer of a Subsidiary who is, as part of his/her employment with such Subsidiary, in contact with any Responsible Officer of the Borrower regarding the business and operations of such Subsidiary on a regular basis.

“Existing Beckman Credit Agreement” means that certain Credit Agreement, dated as of July 31, 2012, by and among the Borrower, the financial institutions from time to time party thereto as lenders, and ZB, N.A. dba Amegy Bank (fka Amegy Bank National Association), as agent for such lenders, as amended from time to time prior to the Closing Date.

“Existing Credit Agreements” means, collectively, the Existing Beckman Credit Agreement and the Existing RedZone Credit Agreement.

“Existing Letter of Credit” means that certain standby letter of credit no. SC 8357 in the stated amount of $450,000 issued on July 25, 2013 by ZB, N.A. dba Amegy Bank (fka Amegy Bank National Association), in favor of Zurich American Insurance Company for the account of the Borrower.

“Existing RedZone Credit Agreement” means that certain Credit Agreement, dated as of June 5, 2013, by and among RedZone, the financial institutions from time to time party thereto as lenders, and Wells Fargo Bank, National Association, as agent for such lenders, as amended from time to time prior to the Closing Date.

“Extraordinary Receipts” means any proceeds resulting from a Casualty Event, including any insurance proceeds.

“Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the Swingline subfacility provided by the Swingline Lender described in Section 2.4 and (c) the letter of credit subfacility provided by the Issuing Lender described in Section 2.3.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent; provided further that, if the rate determined hereunder is less than zero, then the “Federal Funds Rate” shall be deemed to be zero for such determination.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means, collectively, (i) that certain engagement letter dated as of April 7, 2014, among the Borrower and the Joint Lead Arrangers, (ii) that certain fee letter dated as of April 7, 2014 between the Borrower and Wells Fargo, (iii) that certain fee letter dated as of August 14, 2014 between the Borrower and Wells Fargo Securities, LLC, (iv) that certain fee letter dated as of September 30, 2014 between the Borrower and Wells Fargo Securities, LLC, (v) that certain fee letter dated as of November 6, 2014 between the Borrower and Wells Fargo Securities, LLC and (vi) that certain amendment engagement letter dated as of November 23, 2015 between the Borrower and Wells Fargo Securities, LLC.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) an amount equal to EBITDA for such fiscal quarter to (b) Fixed Charges.

“Fixed Charges” means, with respect to the calculations to be made as of the last day of any fiscal quarter, without duplication, the sum of (a) cash Interest Expense required to be paid during such fiscal quarter plus (b) the originally scheduled amount of principal payments of Funded Debt required to be paid during such fiscal quarter (after giving effect to any amendments to such principal amounts as agreed in writing by the applicable parties but not giving effect to any actual payments thereof regardless of when such payments are made).

“Flood Laws” shall have the meaning set forth in Section 9.21.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Borrower that is not a United States person within the meaning of Section 7701(a)(30) of the Code, provided, however that any Subsidiary that is disregarded for U.S. Federal income tax purposes and the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary shall be deemed not to be a “Foreign Subsidiary”.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, as to the Borrower and its consolidated Subsidiaries, without duplication:

(a) all Debt of such Person of the type described in clauses (a), (b), (c), (d) and (f) of the definition of “Debt” but excluding any Debt permitted under Section 6.1(j);

(b) all Debt of such Person of the type described in clause (e) of the definition of “Debt” other than (i) trade accounts payable incurred in the ordinary course of business, and (ii) contingent obligations of such Person to pay the deferred purchase price of property to the extent, and only to the extent, (A) such obligations are contingent and (B) with respect to earn-out obligations, the amount of such earn-out obligations is not known and payable;

(c) all Debt of such Person of the type described in clause (h) of the definition of “Debt”;

(d) all Debt of such Person of the type described in clause (i) of the definition of “Debt”, but only to the extent such Debt is of the type included in clause (a) - (c) above;

(e) all Debt of such Person of the type described in clause (j) of the definition of “Debt” but only in respect of Debt of any other Person (other than the Borrower or a Subsidiary) of the type included in clauses (a) - (d) above; and

(f) all Debt of others of the type included in clauses (a) - (e) above secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“G&A Payments” means (a) prior to the Nine Acquisition, cash payments to SCF for payment of (i) any Credit Party’s contractually allocable share of the accounting, insurance, legal and other general and administrative expenses incurred in the ordinary course of business by SCF as a result of the general and administrative functions performed or paid on behalf of any Credit Party, (ii) management fees, and (iii) reimbursement for third-party cash charges or other third-party expenses incurred on behalf of the Borrower or any Guarantor in connection with the Transactions or any Acquisition and (b) following the Nine Acquisition and for so long as the Borrower is a wholly-owned Subsidiary of Nine, cash payments to Nine for payment of (i) any Credit Party’s contractually allocable share of the accounting, insurance, legal and other general and administrative expenses incurred in the ordinary course of business by Nine as a result of the general and administrative functions performed or paid on behalf of any Credit Party, and (ii) reimbursement for third-party cash charges or other third-party expenses incurred on behalf of the Borrower or any Guarantor in connection with the Transactions or any Acquisition.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means any Person that now or hereafter executes the Guaranty or a joinder or supplement to the Guaranty, including each of the Subsidiaries of the Borrower as of the Closing Date; provided, that a Foreign Subsidiary will only become a Guarantor if such guarantee would not have an adverse federal income tax consequence for the Borrower.

“Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit C, among the Guarantors and the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

“Hedge Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Increase Date” shall have the meaning assigned to such term in Section 2.16(b).

“Increasing Lender” shall have the meaning assigned to such term in Section 2.16(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.1(b).

“Interest Expense” means, for any period, total cash interest expense net of gross interest income of the Borrower and its Subsidiaries for such period, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases; provided that, notwithstanding any changes in GAAP resulting from the implementation of lease accounting rules after the Closing Date, no lease payments shall be treated as “Interest Expense” to the extent that such lease payments would not have been treated as “Interest Expense” prior to such change in GAAP), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP. For the avoidance of doubt, Interest Expense shall exclude amortization of financing fees, the accretion or accrual of discounted liabilities, and other non-cash interest.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5. The duration of each such Interest Period shall be one, three, or six months, in each case as the Borrower may select, provided that:

(a) the Borrower shall select Interest Periods so that it is not necessary to repay any portion of any Tranche B Term Advance or any Tranche C Term Advance prior to the last day of the applicable Interest Period in order to make a mandatory scheduled repayment required pursuant to Section 2.7(a);

(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(e) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

“Inventory” of any Person means (a) all inventory (as defined in the UCC) owned by such Person, wherever located and whether or not in transit, which is held for sale and (b) other goods which are held for use in the ordinary course of business and which are considered “inventory” on such Person’s books for purposes of GAAP.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or purchase or other acquisition of any Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 4.21.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means, as the case may be, (i) Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement and (ii) solely with respect to the Existing Letter of Credit, ZB, N.A. dba Amegy Bank.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC and ZB, N.A. dba Amegy Bank, in their respective capacities as Joint Lead Arrangers.

“Joint Venture” means, with respect to any Person (the “holder”) at any date, any incorporated, formed or organized corporation, limited liability company, partnership, association or other entity, a less than a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein to any “Joint Venture” or “Joint Ventures” means a Joint Venture or Joint Ventures of the Borrower.

“Legal Requirement” means any law, statute, treaty ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

“Lender Parties” means Lenders, the Issuing Lender, the Swingline Lender and the Administrative Agent.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.15 or Section 2.16, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” references the Revolving Lenders and the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued by the Issuing Lender for the account of the Borrower or any Guarantor pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

“Letter of Credit Application” the Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and any applicable Subsidiary and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, the Letter of Credit Reimbursement Agreements, and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Maximum Amount” means $2,500,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Letter of Credit Reimbursement Agreement” means the Issuing Lender’s standard form letter of credit reimbursement agreement for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Termination Date” means the 5th Business Day prior to the Maturity Date.

“Leverage Ratio” means, as of each fiscal quarter end, the ratio of (a) the Funded Debt as of the last day of such fiscal quarter to (b) Adjusted EBITDA.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) an amount equal to (i) the aggregate Commitments in effect on such date, minus (ii) the Revolving Outstandings on such date, plus (b) readily and immediately available cash held in deposit accounts of any Credit Party in the United States (other than the Cash Collateral Account) on such date; provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to Security Documents and the Liens described in Section 6.2(h).

“Majority Lenders” means (a) other than as provided in clause (b) or (c) below, three or more Revolving Lenders holding greater than 50% of the sum of (i) the aggregate unfunded Commitments at such time plus (ii) the aggregate unpaid principal amount of the Revolving Advances (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17) and Swingline Advances being deemed “held” by such Lender for purposes of this definition); (b) at any time where there are only two Revolving Lenders, both Revolving Lenders; and (c) at any time when there is only one Revolving Lender, such Revolving Lender; provided that, in any event, if there are two or more Revolving Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Revolving Lenders are Defaulting Lenders.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) on the validity or enforceability of any Credit Document or any right or remedy of any Secured Party under any Credit Document.

“Maturity Date” means the earlier of (a) June 30, 2018, and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(b)(i) or Article VII.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time; plus (b) the Revolving Outstandings held by such Lender at such time (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17) and Swingline Advances being deemed “held” by such Lender for purposes of this definition).

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to the sum of (i) 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) 100% of the Fronting Exposure of the Swingline Lender with respect to Swingline Sublimit Amount, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form reasonably acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Secured Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Capital Expenditures” means, for any Person and period of its determination, without duplication, (a) the amount of Capital Expenditures of such Person (other than Equity Funded Capital Expenditures and Capital Expenditures that constitute a Permitted Acquisition) minus (b) the aggregate Net Cash Proceeds resulting from sales, conveyances and other dispositions of Property (other than Nonordinary Course Asset Sales) and received by such Person during such period; provided that, the aggregate amount of Net Cash Proceeds under this clause (b) may not exceed $5,000,000 in any fiscal year.

“Net Cash Proceeds” means, with respect to any Disposition, all cash and Liquid Investments received from such Disposition after (a) payment of, or provision for, all brokerage commissions and other reasonable out of pocket fees and expenses actually incurred in connection with such Disposition; (b) payment of any outstanding obligations relating to the Property that is being Disposed of pursuant to such Disposition; (c) all Taxes paid or payable by such Person in connection with such Disposition; and (d) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Person making such Disposition and its Affiliates directly related to such Disposition.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other Disposition of capital assets (such term to include all fixed assets and all securities), and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP. For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

“Nine” means Nine Energy Service, Inc., a Delaware corporation.

“Nine Acquisition” means the acquisition of the Borrower by a direct or indirect Subsidiary of Nine.

“Nine Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 30, 2014, among Nine, Nine Energy Canada Inc., a corporation organized under the laws of the Province of Alberta, Canada, the lenders party thereto, HSBC Bank USA, N.A., as US administrative agent and as US issuing lender, HSBC Bank Canada, as Canadian issuing lender and as Canadian administrative agent, and Wells Fargo Bank, National Association, as swingline lender, as amended, restated, supplemented or otherwise modified from time to time.

“NOLV” means with respect to any fixed assets of any Credit Party permanently located in the United States and any machinery, parts, equipment and other fixed assets acquired by a Credit Party the net orderly liquidation value thereof (taking into account any loss, destruction, damage, condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, confiscation, or the requisition, of such Property and after taking into account all soft costs associated with the liquidation thereof, including but not limited to, delivery fees, interest charges, finance fees, taxes, installation fees and professional fees) as established by (a) the written appraisal received as a condition to the closing of the Amendment No. 4, and (b) a written appraisal initiated by the Administrative Agent under Section 5.11 and conducted by an industry recognized third party appraiser acceptable to the Administrative Agent,.

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver or amendment which (a) requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender at such time.

“Nonordinary Course Asset Sale” means any Disposition made by the Borrower or any Subsidiary (a) of any division of the Borrower or any Subsidiary, (b) of an Equity Interest in any Subsidiary by the Borrower or any Subsidiary or (c) outside the ordinary course of business of any assets of the Borrower or any Subsidiary, whether in a single transaction or related series of transactions.

“Notes” means the Revolving Notes and the Swingline Note.

“Notice” shall have the meaning set forth in Section 9.9(b)(ii).

“Notice of Borrowing” means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“Notice of Mandatory Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit H-1.

“Notice of Optional Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit H-2.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swingline Lender, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including the Letter of Credit Obligations and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offering” means an initial public offering and sale of Equity Interests in the Borrower or, following the Nine Acquisition, in Nine (or its direct parent), in a public offering pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to Equity Interests issuable under any employee benefit plan), pursuant to which such Equity Interests will be listed on the Nasdaq National Market, The New York Stock Exchange or other similar national securities exchange.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” has the meaning assigned to such term in Section 9.7(c).

“Participant Register” has the meaning assigned to such term in Section 9.7(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that is permitted under Section 6.4.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Discretion” means, with respect to the Administrative Agent, a determination or judgment made in good faith by such Person exercising reasonable credit or business judgment (from the perspective of a secured asset-based lender).

“Permitted Disposition” means any Disposition that is permitted under Section 6.8.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2; provided that, no intention to subordinate the priority of the Lien granted in favor of the Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of any Permitted Liens.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” shall have the meaning set forth in Section 9.9(b)(i).

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Houston, Texas as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Prior Owners” means Winston/Bradford, LLC, Donald F. Schuh, Justin J. Schuh and Andrea D. Schuh.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, at any time with respect to any Revolving Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time, or (ii) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing, of a customer of such Person in respect of goods sold or services rendered by such Person, including the unpaid portion of an “account” or “account receivable” as defined in the UCC, if applicable.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“RedZone” means RedZone Coil Tubing, LLC, a Texas limited liability company.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Removal Effective Date” has the meaning set forth in Section 8.6(b).

“Rent Reserve Amount” means as to any Third Party Location located in the United States, the maximum amount of rent, fees and other charges for a period of three months that a landlord, third party warehouse, trailer storage or other self-storage facility, bailee, or such third party, as applicable, would be legally entitled to recover from the personal property located at such Third Party Location and that is subject to a Lien in favor of such third parties, regardless of whether such Lien arises by operation of law, under contract or otherwise. The Rent Reserve Amount shall not include rent, fees and other charges for Third Party Locations where no Inventory is located.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Resignation Effective Date” has the meaning set forth in Section 8.6(a).

“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, director of finance, controller, or vice president, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president, and if such Person is managed by members, then a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing. For the avoidance of doubt, the Revolving Tranche A Advances, the Tranche B Term Advances and the Tranche C Term Advances are “Revolving Advances” for all purposes hereunder.

“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Revolving Lenders pursuant to Section 2.1(a) or Converted by each Revolving Lender to Revolving Advances of a different Type pursuant to Section 2.5(b).

“Revolving Lenders” means Lenders having a Commitment or if such Commitments have been terminated, Lenders that are owed Revolving Advances.

“Revolving Note” means a promissory note of the Borrower payable to a Lender and its registered assigns in the amount of such Lender’s Commitment, in substantially the same form as Exhibit G-1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“Revolving Outstandings” means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all Revolving Advances plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swingline Advances.

“Revolving Tranche A Advances” means all Revolving Advances other than the Tranche B Term Advances and the Tranche C Term Advances.

“Revolving Tranche A Outstandings” means Revolving Outstandings minus the sum of (i) outstanding Tranche B Term Advances and (ii) outstanding Tranche C Term Advances.

“Sanctioned Entity” (a) a Sanctioned Person, other than an individual, or (b)(i) a country or a government of a country, (ii) an agency of the government of a country or (iii) an organization directly or indirectly controlled by a country or its government, in each case, that is the subject of Sanctions,

“Sanctioned Person” means a Person that is, or is owned or controlled by Persons (individually or in the aggregate) that are (a) the subject of Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

“Sanctions” has the meaning set forth in Section 4.19(b).

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“SCF” means SCF-VII, L.P. and SCF-VII(A), L.P., each a Delaware limited partnership.

“SEC” means, the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of such Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations and (c) the Swap Obligations (other than Excluded Swap Obligations).

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, the Swap Counterparties and Banking Services Providers.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit B.

“Security Documents” means the Security Agreement, any Mortgages, Account Control Agreements and any and all other instruments, documents or agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Security Termination” has the meaning set forth in Section 8.7(b).

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities

(including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subject Lender” has the meaning set forth in Section 2.15(b).

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, DIT shall not be considered a Subsidiary of the Borrower until such time as it is wholly-owned by the Borrower.

“Swap Counterparty” means any counterparty to a Hedging Arrangement with any Credit Party; provided that (a) such counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Arrangement is entered into or (b) such Hedging Arrangement was entered into prior to the Closing Date and such counterparty was a Lender or an Affiliate of a Lender on the Closing Date.

“Swap Obligations” means the obligations of any Credit Party owing to any Swap Counterparty under any Hedging Arrangement; provided that (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (b) if a Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the time such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder.

“Swap Termination Value” means, in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).

“Swingline Advance” means an advance by the Swingline Lender to the Borrower as part of a Swingline Borrowing.

“Swingline Borrowing” means the Borrowing consisting of a Swingline Advance made by the Swingline Lender pursuant to Section 2.4 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swingline Lender” means Wells Fargo or any other Lender that agrees to act as a “Swingline Lender” hereunder at the request of the Borrower so long as either (a) such Lender is also then the Administrative Agent or (b) such new Swingline Lender is appointed pursuant to Section 8.6(d).

“Swingline Note” means the promissory note made by the Borrower payable to the Swingline Lender, in substantially the same form as Exhibit G-3, evidencing the indebtedness of the Borrower to the Swingline Lender resulting from Swingline Advances made by the Swingline Lender.

“Swingline Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swingline Lender in accordance with such Autoborrow Agreement and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swingline Lender if no Default exists, and otherwise upon demand by the Swingline Lender and (ii) the Maturity Date.

“Swingline Sublimit Amount” means $2,500,000; provided that, on and after the Maturity Date, the Swingline Sublimit Amount for all purposes shall be zero.

“Tangible Net Assets” means (a) the consolidated net book value of all assets of the Borrower and its consolidated Subsidiaries minus (b) the consolidated net book value of all intangible assets of the Borrower and its consolidated Subsidiaries.

“Tax Group” has the meaning set forth in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Third Party Locations” means any location which holds, stores or otherwise maintains Collateral, including such locations that are leased locations, trailer storage or self-storage facilities, distribution centers or warehouses, and such locations that are the subject of any bailee arrangement.

“Tranche B Term Advances” means the Revolving Advances which are designated as Tranche B Term Advances on the Amendment No. 4 Effective Date as provided under Section 2.1(a).

“Tranche C Term Advances” means the Revolving Advances which are designated as Tranche C Term Advances on the Amendment No. 5 Effective Date as provided under Section 2.1(a).

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement, (b) the consummation of the Closing Date Acquisition, (c) the payment in full of all outstanding obligations under the Existing Credit Agreements and (d) the payment of fees, commissions and expenses in connection with any of the foregoing.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, purchase card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, return items, controlled disbursement, lockbox, interstate depository network, account reconciliation and reporting and trade finance services and other cash management services.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.14.

“Voting Securities” means (a) with respect to any corporation, capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Working Capital” means, at any date, its Current Assets (as defined below) at such date minus its Current Liabilities (as defined below) at such date. For purposes of this definition (a) “Current Assets” means, at any time, the consolidated current assets (other than cash and Liquid Investments) of the Borrower and its Subsidiaries, and (b) “Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries, but excluding, without duplication, (i) the principal amount of Advances then outstanding, (ii) the Current Maturities of Long Term Debt and (iii) interest and Taxes currently payable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the audited financial statements delivered to the Administrative Agent for the fiscal year ended December 31, 2013 pursuant to Section 3.1(j)(iii), except as provided in Section 6.7.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the financial statements referred to in Section 4.4. For the avoidance of doubt, references in this Agreement or in any other Credit Document to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries (or subset thereof if expressly provided herein) which eliminate offsetting intercompany transactions.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance or a Swingline Advance. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5 Other Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

CREDIT FACILITIES

Section 2.1 Commitments.

(a) Commitment. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Business Day immediately preceding the Maturity Date; provided that after giving effect to such Revolving Advances, (x) the Revolving Outstandings shall not exceed the aggregate Commitments in effect at such time, and (y) the Revolving Tranche A Outstandings shall not exceed the Borrowing Base in effect at such time. Each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Commitments. Within the limits of each Revolving Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.6, and reborrow under this Section 2.1(a); provided that, once prepaid or repaid, the Borrower may not reborrow any Tranche B Term Advances or Tranche C Term Advances. On the Amendment No. 4 Effective Date, $12,500,000 of the then outstanding Revolving Advances were designated as and deemed to constitute Tranche B Term Advances. As of the Amendment No. 5 Effective Date, after giving effect to the prepayment of Tranche B Term Advances made in connection with the closing of Amendment No. 5, each Revolving Lender’s pro rata share of the outstanding Tranche B Term Advances is as set forth on Schedule II hereof. As of the Amendment No. 5 Effective Date, $106,300,000 of the outstanding Revolving Advances are hereby designated as and deemed to constitute Tranche C Term Advances and each Revolving Lender’s pro rata share of such Tranche C Term Advances is as set forth on Schedule II hereof.

(b) Reduction of the Commitments.

(i) Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable (subject to clause (y) below) notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that (x) each partial reduction shall be in the aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof and (y) a notice of complete termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Commitments shall automatically and permanently reduce by the amount of any principal prepayment or repayment of the Tranche B Term Advances or the Tranche C Term Advances on the date of such prepayment or repayment. Any reduction or termination of the Commitments pursuant to this Section shall be permanent, with no obligation of the Revolving Lenders to reinstate such Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced.

(ii) Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Commitment, (B) the Non-Defaulting Lenders shall each have the option to accept an assignment of the Defaulting Lender’s Commitment pursuant to Section 2.15 in lieu of a termination of Commitments pursuant to this Section 2.1(b)(ii), (C) to the extent that the Non-Defaulting Lenders do not take an assignment as provided in the immediately preceding clause (B), the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Defaulting Lender’s capacity as a Revolving Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.17(a)(iii)), and letter of credit fees (subject to Section 2.17(a)(iii)) but specifically excluding any amounts owing under Section 2.11 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17), (D) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(b)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (E) such termination shall not be permitted if a Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and the Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Revolving Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Revolving Lender under Sections 2.12, 2.14, 8.4 and 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Revolving Lender” hereunder, (2) such Defaulting Lender’s Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Revolving Lender” except as to its obligations under Section 8.4(b) and Section 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Revolving Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Lender or any Lender may have against such Defaulting Lender. Notwithstanding anything herein to the contrary, the Non-Defaulting Lenders’ option to take an assignment as provided in Section 2.1(b)(ii)(B) may be exercised by a Non-Defaulting Lender in its sole and absolute discretion and nothing contained herein shall obligate any Non-Defaulting Lender to take any such assignment.

(iii) All notices for a complete termination under clause (i) above delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.2 Evidence of Indebtedness. The Advances made by each Lender, and the Swingline Advances made by the Swingline Lender, shall be evidenced by one or more accounts or records maintained by such Lender or the Swingline Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Swingline Lender and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders and Swingline Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Upon the request of the Swingline Lender to the Borrower, the Borrower shall execute and deliver to the Swingline Lender a Swingline Note which shall evidence the Swingline Advances to the Borrower in addition to such accounts or records. Each Lender and the Swingline Lender may attach schedules to such Notes and note thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, the Issuing Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender (other than the Issuing Lender) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Administrative Agent, the accounts and records maintained by an Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of such Issuing Lender shall control in the absence of manifest error.

Section 2.3 Letters of Credit.

(a) Commitment for Letters of Credit. The Issuing Lender, the Lenders and the Borrower agree that effective as of the Closing Date, the Existing Letter of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as a Letter of Credit. Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the other Lenders set forth in this Section, the Issuing Lender agrees to, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Termination Date, issue, increase or extend the expiration date of Letters of Credit for the account of any Credit Party or Subsidiary thereof; provided that, in any event, no Letter of Credit will be issued, increased, or extended:

(i) if (x) such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the Letter of Credit Maximum Amount or (y) such issuance, increase, or extension would cause (1) the Revolving Outstandings to exceed the aggregate Commitments in effect at such time or (2) the Revolving Tranche A Outstandings to exceed the Borrowing Base in effect at such time;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) the Letter of Credit Termination Date; provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(b), the Borrower shall either (A) deposit into the Cash Collateral

Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond such termination date or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure and (2) any such Letter of Credit with a one-year tenor (or shorter tenor) may expressly provide for an automatic extension of additional periods up to one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the Letter of Credit Termination Date;

(iii) unless such Letter of Credit is (A) a standby letter of credit, or (B) with the consent of the Issuing Lender, a commercial letter of credit;

(iv) unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application and a Letter of Credit Reimbursement Agreement; provided that, if the terms of any Letter of Credit Application or Letter of Credit Reimbursement Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control;

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(viii) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender that are generally applicable to letters of credit;

(ix) if such Letter of Credit is to be denominated in a currency other than Dollars;

(x) if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract if the Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(xi) any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s Fronting Exposure with respect to such Lender.

(b) Requesting Letters of Credit. Each Letter of Credit Extension (other than the issuance of the Existing Letter of Credit which is deemed issued hereunder) shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Borrower to the Administrative Agent and the Issuing Lender by facsimile or other writing not later than 11:00 a.m. (Houston, Texas time) on the third Business Day before the proposed date of the Letter of Credit Extension. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be fully completed and shall specify the information required therein. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be irrevocable and binding on the Borrower.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) In accordance with the related Letter of Credit Application, the Borrower, with respect to each Letter of Credit, agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Revolving Tranche A Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Tranche A Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the applicable Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Revolving Tranche A Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Revolving Tranche A Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Revolving Tranche A Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the applicable Letter of Credit Application.

(ii) Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Tranche A Advance pursuant to Section 2.5 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.5, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Pro Rata Share of the amount of such Revolving Tranche A Advance not later than 1:00 p.m. (Houston, Texas time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Tranche A Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) If any such Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.3, then such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to Revolving Tranche A Advances that are Base Rate Advances and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Tranche A Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Tranche A Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Tranche A Advance pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv) If at any time, the Commitments shall have expired or been terminated while any Letter of Credit Exposure is outstanding, then each Revolving Lender, at the sole option of the Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Pro Rata Share of the unpaid amount of the Borrower’s payment obligations under drawn Letters of Credit. The Issuing Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such applicable Lender of the amount of such participation, and such Lender will transfer to the Administrative Agent for the account of the Issuing Lender on the next Business Day following such notice, in immediately available funds, the amount of such participation. At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(v) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.3(c) is required to be returned under any of the circumstances described in Section 9.12 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit (including in the case of the Existing Letter of Credit, the deemed issuance with respect thereto on the Closing Date), the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE);

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court in a final, non-appealable finding rules were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists and no Borrowing Base Deficiency exists, then at the Borrower’s written request, the Administrative Agent shall promptly release any surplus funds held in the Cash Collateral Account above the sum of (x) 105% of the Letter of Credit Exposure and (y) each Defaulting Lender’s Pro Rata Share of outstanding Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders but only to the extent such funds were provided by the Borrower and not a Defaulting Lender.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Defaulting Lender. At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest by Defaulting Lender; Agreement to Provide Cash Collateral. To the extent cash collateral is provided by any Defaulting Lender, such Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below. Such Defaulting Lender shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent a first priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.3(i) or Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.3(i) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, (1) subject to Section 2.17, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (2) to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(j) Letters of Credit Issued for any Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.4 Swingline Advances.

(a) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swingline Lender may, in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the Business Day immediately preceding the Maturity Date, make Swingline Advances to the Borrower which shall be due and payable on the Swingline Payment Date (except that no Swingline Advance may mature after the Maturity Date), and in an aggregate outstanding principal amount not to exceed the Swingline Sublimit Amount at any time; provided that (i) after giving effect to such Swingline Advance, (y) the Revolving Outstandings shall not exceed the aggregate Commitments in effect at such time, and (z) the Revolving Tranche A Outstandings shall not exceed the Borrowing Base in effect at such time; (ii) no Swingline Advance shall be made by the Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance such conditions have been met; and (iii) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.4(a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swingline Advances and to refinance Swingline Advances as provided below and as provided in Section 2.17.

(b) Evidence of Indebtedness. The indebtedness of the Borrower to the Swingline Lender resulting from Swingline Advances shall be evidenced as set forth in Section 2.2.

(c) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swingline Advances advanced by the Swingline Lender ever exceeds the Swingline Sublimit Amount, the Borrower shall, upon receipt of written notice of such condition from the Swingline Lender and to the extent of such excess, prepay to the Swingline Lender outstanding principal of the Swingline Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swingline Borrowing shall be made as provided in such AutoBorrow Agreement.

(d) Refinancing of Swingline Advances.

(i) With respect to the Swingline Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swingline Lender in connection with the Swingline Advances, the Borrower agrees to pay to the Swingline Lender such amounts when due and payable to the Swingline Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swingline Lender any such amounts when due and payable to such Swingline Lender, the Swingline Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing consisting of Revolving Tranche A Advances in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing consisting of Revolving Tranche A Advances in the amount of such obligation and the transfer of the proceeds thereof to the Swingline Lender. Such Revolving Borrowing shall bear interest based upon the Adjusted Base Rate plus the Applicable Margin for Revolving Tranche A Advances that are Base Rate Advances. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Revolving Lenders, and each Revolving Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.5, or (C) a Default exists, make available such Lender’s ratable share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swingline Lender for application to such amounts owed to the Swingline Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swingline Lender to make such requests for Revolving Borrowings on behalf of the Borrower in accordance with this Section, and for the Revolving Lenders to make Revolving Tranche A Advances to the Administrative Agent for the benefit of the Swingline Lender in satisfaction of such obligations. The Administrative Agent and each Revolving Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower.

Nothing herein is intended to release the Borrower’s obligations with respect to Swingline Advances, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.4(d) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement, the Swingline Note or any AutoBorrow Agreement.

(ii) If at any time, the Commitments shall have expired or been terminated while any Swingline Advance is outstanding, each Revolving Lender, at the sole option of the Swingline Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Revolving Tranche A Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Advance, in either case in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding aggregate principal balance of the Swingline Advances made by the Swingline Lender. The Swingline Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such Lender of the amount of such Revolving Tranche A Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swingline Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Tranche A Advance or participation.

(iii) If any such Revolving Lender shall not have so made its Revolving Tranche A Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.4, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at a per annum rate equal to the lesser of (A) the Federal Funds Rate for such day and for the first three days after such date and thereafter the interest rate applicable to Revolving Tranche A Advances and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Revolving Lender such Lender’s Revolving Tranche A Advance or participating interest in a Swingline Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Tranche A Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Revolving Lender’s obligation to make the Revolving Tranche A Advance or purchase such participating interests pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swingline Advance, once so participated by any Revolving Lender, shall cease to be a Swingline Advance with respect to that amount for purposes of this Agreement, but shall continue to be Revolving Tranche A Advances.

(e) Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swingline Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in the clause (d) above, each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Lender given no later than 12:00 noon (Houston, Texas time) (or such later time as accepted by the Swingline Lender) on the date of the proposed Swingline

Advance, promptly confirmed by a completed and executed Notice of Borrowing sent via facsimile, facsimile or, unless otherwise required by the Administrative Agent or Swingline Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swingline Lender. The Swingline Lender will promptly make the Swingline Advance available to the Borrower at the Borrower’s account with the Swingline Lender.

(f) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Advances (provided that any failure of the Swingline Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Revolving Lender funds its Revolving Tranche A Advance or risk participation pursuant to clause (d) above, interest in respect of such Lender’s Pro Rata Share of the Swingline Advances shall be solely for the account of the Swingline Lender.

(g) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Advances directly to the Swingline Lender.

(h) Discretionary Nature of the Swingline Facility. Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the Swingline facility provided herein or in any AutoBorrow Agreement (i) is an uncommitted facility and the Swingline Lender may, but shall not be obligated to, make Swingline Advances, and (ii) may be terminated at any time by the Swingline Lender upon written notice to the Borrower.

Section 2.5 Borrowings; Procedures and Limitations.

(a) Notice. Each Borrowing shall be made pursuant to the applicable Notice of Borrowing (other than the Borrowings to be made on the Closing Date and Swingline Advances) and given by the Borrower to Administrative Agent not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 11:00 a.m. (Houston, Texas time) on the Business Day of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail. The Borrowings to be made on the Closing Date shall be made pursuant to the applicable Notices of Borrowing given not later than 11:00 a.m. (Houston, Texas time) on the Closing Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail. Each Notice of Borrowing shall be by facsimile or by electronic mail (with a PDF file of the executed Notice of Borrowing attached), specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that, all Borrowings to be made on the Closing Date shall consist only of Base Rate Advance which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advances. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.9(b). Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in immediately available funds, such Lender’s Pro Rata Share of such Borrowing. Promptly after the Administrative Agent’s receipt of such funds (but in any event, not later than 3:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing) and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue a Revolving Advance under this Section, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s Office no later than 11:00 a.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such continuation or Conversion shall be in writing or by facsimile or by electronic mail (with a PDF file of the executed Notice of Continuation or Conversion attached), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance (including, if applicable, whether such Advance is a Revolving Tranche A Advance, Tranche B Term Advance or a Tranche C Term Advance), and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.9(b). For purposes other than the conditions set forth in Section 3.2, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Advances;

(ii) without the consent of all of the Lenders, the Borrower may not select Eurodollar Advances for any Borrowing to be made, Converted or continued if an Event of Default has occurred and is continuing;

(iii) if any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurodollar Advances, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) any obligation of such Lender to make, continue, or Convert to, Eurodollar Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation (1) would eliminate the restriction on such Lender described above, and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender;

(iv) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made, Converted or continued as a Base Rate Advance;

(v) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances and, as to existing Advances, such Advances will be Converted into Base Rate Advances at the end of the Interest Period then in effect; and

(vii) Swingline Advances may not be Converted or continued.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.3 or Section 2.4, shall be irrevocable and binding on the Borrower.

(e) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) Funding by Lenders; Administrative Agent’s Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Advances, or prior to noon on the date of any Borrowing of Base Rate Advances, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by the Borrower, the Adjusted Base Rate plus the

Applicable Margin for Revolving Tranche A Advances, and (B) in the case of a payment to be made by such Lender, the lesser of (i) the Federal Funds Rate for such day and (ii) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

Section 2.6 Prepayments.

(a) Right to Prepay. The Borrower shall not have any right to prepay any principal amount of any Advance except as provided in this Section 2.6. All notices given pursuant to this Section 2.6 shall be irrevocable and binding upon the Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(b)(iii). Each payment of any Advance pursuant to this Section 2.6 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.17.

(b) Optional. The Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.11 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’, or (ii) in the case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, such Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof, (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (C) each optional prepayment of Swingline Advances shall be in a minimum amount not less than $100,000 and in multiple integrals of $50,000 in excess thereof, except as otherwise set forth in any AutoBorrow Agreement. If an AutoBorrow Agreement is in effect, each prepayment of Swingline Advances shall be made as provided in such AutoBorrow Agreement.

(c) Mandatory.

(i) If the Borrower or any Subsidiary receives Debt Incurrence Proceeds other than those resulting from Permitted Debt, then not later than two Business Days following the receipt of such proceeds, the Borrower shall prepay the Tranche B Term Advances in an amount equal to 100% of such Debt Incurrence Proceeds.

(ii) If the Borrower or any Subsidiary completes a Disposition which is not a Permitted Disposition, then the Borrower shall, no later than three Business Days following the completion of such Disposition and in an amount equal to 100% of the Net Cash Proceeds generated from such Disposition first prepay the outstanding principal amount of the Tranche B Term Advances until such time as the Tranche B Term Advances are repaid in full, second prepay the outstanding principal amount of the Tranche C Term Advances until such time as the Tranche C Term Advances are repaid in full, third prepay the outstanding principal amount of the Swingline Advances until such time as such Advances are repaid in full, fourth prepay the outstanding principal amount of the Revolving Tranche A Advances until such time as such Advances are repaid in full, and fifth if any Borrowing Base Deficiency exists on the date of such Disposition, Cash Collateralize the Letter of Credit Exposure.

(iii) If the Borrower or any Subsidiary receives any Extraordinary Receipts (whether from a single Casualty Event or related series of Casualty Events and whether as one payment or a series of payments) in excess of $1,000,000 in the aggregate since the Amendment No. 4 Effective Date, then the Borrower shall, no later than five Business Days following the receipt of such excess Extraordinary Receipts and in an amount equal to 100% of the amount of such excess Extraordinary Receipts, first prepay the outstanding principal amount of the Tranche B Term Advances until such time as the Tranche B Term Advances are repaid in full, second prepay the outstanding principal amount of the Tranche C Term Advances until such time as the Tranche C Term Advances are repaid in full, third prepay the outstanding principal amount of the Swingline Advances until such Advances are repaid in full, fourth prepay the outstanding principal amount of the Revolving Tranche A Advances until such Advances are repaid in full, fifth, if any Borrowing Base Deficiency exists on the date of receipt of such Extraordinary Receipts, Cash Collateralize the Letter of Credit Exposure, and in the case of the foregoing third and fourth clauses, with a corresponding reduction in the Borrowing Base in an amount attributed to any Inventory related to such Casualty Event (to the extent not already excluded from the Borrowing Base then in effect); provided that, (A) if no Default exists or would arise therefrom, then such excess Extraordinary Receipts shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Extraordinary Receipts are reasonably expected to be reinvested in fixed or capital assets of any Credit Party within 180 days following the date the Borrower or such Subsidiary received such Extraordinary Receipts (which officer’s certificate shall set forth the estimates of the amounts to be so expended); (B) if all or any portion of such Extraordinary Receipts are not reinvested within such 180-day period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period in such order as provided under the first through fourth clauses above; and (C) if an Event of Default exists and such Extraordinary Receipts are insurance proceeds, the Borrower shall turn such proceeds over to the Administrative Agent in accordance with Section 5.3(d).

(iv) On any date that a Borrowing Base Deficiency exists as reflected in the Borrowing Base Certificate delivered pursuant to Section 5.2(e) or as notified to the Borrower by the Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrower shall, within three Business Days, to the extent of such deficiency, first prepay the outstanding principal amount of the Swingline Advances until such Advances are repaid in full, second prepay the outstanding principal amount of the Revolving Tranche A Advances until such Advances are repaid in full, and third Cash Collateralize the Letter of Credit Exposure.

(v) On the last Business Day of each calendar month, if Available Cash in accounts held by, or for the benefit of the Borrower or any Subsidiary, exceeds $6,000,000 (excluding any outstanding checks and electronic funds transfers) then, on the immediately following Business Day, the Borrower shall, to the extent of such excess, first prepay the outstanding principal amount of the Swingline Advances until such Advances are repaid in full, second prepay the outstanding principal amount of the Revolving Tranche A Advances until such Advances are repaid in full, third if any Borrowing Base Deficiency exists on such date, Cash Collateralize the Letter of Credit Exposure, fourth, prepay the outstanding principal amount of the Tranche B Term Advances until such time as the Tranche B Term Advances are repaid in full and fifth, prepay the outstanding principal amount of the Tranche C Term Advances until such time as the Tranche C Term Advances are repaid in full. This clause (v) may be waived, extended or amended by the Majority Lenders and the Borrower.

(vi) On April 30th of each year, commencing with April 30, 2017, the Borrower shall make a prepayment in an amount equal to 75% of the Excess Cash Flow for the fiscal year ending on the immediately preceding December 31st; provided that, the prepayment under this clause (vi) for a fiscal year shall not be required if the Leverage Ratio as of such December 31st is less than or equal to 2.00 to 1.00. The prepayments, if any, required under this clause (vi) shall be applied, first to prepay the outstanding principal amount of the Tranche B Term Advances until such Tranche B Term Advances are paid in full and second, to prepay the outstanding principal amount of the Tranche C Term Advances until such Tranche C Term Advances are paid in full.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

(e) Application of Mandatory Prepayments. Each mandatory prepayment of a Tranche C Term Advance required by Section 2.6(c) shall be applied to the scheduled principal installments of the Tranche C Term Advances (including the installment of Tranche C Term Advances due on the Maturity Date) in the inverse order of maturity until such time as the Tranche C Term Advances are repaid in full.

Section 2.7 Repayment.

(a) Revolving Advances. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Lender (i) the aggregate outstanding principal amount of all Revolving Advances on the Maturity Date and (ii) the aggregate outstanding principal amount of the Tranche C Term Advances in quarterly installments due and payable on each March 31st, June 30th, September 30th and December 31st, in the amounts and on the dates set forth below:

Amount:	Quarterly Payment Dates:
$250,000	June 30, 2017
$500,000	September 30, 2017
$750,000	December 31, 2017
$750,000	March 31, 2018

For the avoidance of doubt, the unpaid principal balance of the Tranche C Term Advances shall be due and payable on the Maturity Date.

(b) Swingline Advances. The Borrower hereby unconditionally promises to pay to the Swingline Lender (i) the aggregate outstanding principal amount of all Swingline Advances on each Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Swingline Advances outstanding on the Maturity Date.

Section 2.8 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee on the average daily amount by which (i) such Lender’s Commitment exceeds (ii) the sum of such Lender’s outstanding Revolving Advances plus such Lender’s Pro Rata Share of the Letter of Credit Exposure, at the per annum rate equal to the Applicable Margin for Commitment Fees for such period. Such Commitment Fee is due on a quarterly basis in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2014, and on the Maturity Date. For the avoidance of doubt and for purposes of this Section 2.8(a) only, amounts advanced as Swingline Advances shall not reduce the amount of the unused Commitments.

(b) Fees for Letters of Credit. The Borrower agrees to pay the following:

(i) Subject to Section 2.17 and the remaining provisions of this clause (i), the Borrower agrees to pay, to the Administrative Agent for the pro rata benefit of the Revolving Lenders, a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Revolving Tranche A Advances that are Eurodollar Advances on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date. Notwithstanding the foregoing, (A) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all letter of credit fees under this clause (i) shall accrue, after as well as before judgment, at the Default Rate and (B) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) or Section 7.1(g)), upon the request of the Majority Lenders, all letter of credit fees under this clause (i) shall accrue, after as well as before judgment, at the Default Rate.

(ii) The Borrower agrees to pay to the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $750.00, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(iii) The Borrower agrees to pay the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c) Other Fees. The Borrower agrees to pay the fees to the Administrative Agent and the Joint Lead Arrangers as set forth in the Fee Letter.

Section 2.9 Interest.

(a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances, quarterly in arrears, on each March 31, June 30, September 30, and December 31 commencing on June 30, 2014, and on the Maturity Date.

(b) Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Maturity Date.

(c) Swingline Advances. Swingline Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Revolving Tranche A Advances that are Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swingline Lender. The Borrower shall pay all accrued but unpaid interest on each Swingline Advance to the Swingline Lender, quarterly in arrears, on each March 31, June 30, September 30, and December 31 commencing on June 30, 2014, and on the Maturity Date or such dates as otherwise agreed to between the Swingline Lender and the Borrower.

(d) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period then in effect (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin then in effect that would have applied were applicable for such Applicable Period (and in any event at the highest level set forth in Schedule I if the inaccuracy was the result of intentional dishonesty, fraud or willful misconduct of a Responsible Officer), and (iii) the Borrower shall promptly, without further action by the Administrative Agent, any Lender or the Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.9(d) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate of interest as set forth in Section 2.9(e) below or Article VII. The Borrower’s obligations under this Section 2.9(d) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(e) Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) or Section 7.1(g)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.9(e) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand, and if no express demand is made, then due and payable on such other dates as required herein.

Section 2.10 Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11 Breakage Costs. Within 5 Business Days of demand made by any Lender to the Borrower (with a copy to the Administrative Agent) from time to time, such Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.17) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.15;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.11, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded. Any notice delivered by the Administrative Agent (including on behalf of any Lender providing such notice to the Administrative Agent) setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to Borrower and shall be conclusive and binding absent manifest error.

Section 2.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (or its applicable Lending Office) (except any reserve requirement included in the Eurodollar Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender (or its applicable Lending Office) or on the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) or such other Recipient of making, Converting to, continuing or maintaining any loan or of maintaining its obligation to make or accept and purchase any such loan, or to increase the cost to such Lender , the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office), the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or such other Recipient, the Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company or any corporation controlling such Lender or the Issuing Lender, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swingline Advances held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies, the policies of the corporation controlling such Lender or the Issuing Lender, and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon written demand by such Lender or the Issuing Lender, as the case may be, the Borrower will pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Designation of a Different Lending Office. If any Lender requests compensation under this Section 2.12 then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.12 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.13 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in immediately available funds with interest thereon (which interest shall not be borne by the Borrower), for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of (i) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) the Maximum Rate. For the avoidance of doubt, the Borrower shall continue to be obligated to pay the otherwise applicable interest on such amounts as and when due under this Agreement. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Payment Procedures. The Borrower shall make each payment under this Agreement and under any other Credit Document not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Lending Office (or such other location as the Administrative Agent shall designate in writing to the Borrower) in immediately available funds and, as to payments of principal, accompanied by a Notice of Optional Payment or Notice of Mandatory Payment, as applicable, from the Borrower, with appropriate insertions and executed by a Responsible Officer of the Borrower. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender Party pursuant to Sections 2.4, 2.10, 2.11, 2.12, 2.14, 2.15, 8.4 and 9.1 and such other provisions herein which expressly provide for payments to a specific Lender Party, but after taking into account payments effected pursuant to Section 2.13(f)) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to a specific Lender Party, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement. Subject to the limitations in this clause (c) and other than as expressly provided otherwise under this Agreement, optional prepayments of any Borrowing, including without limitation, any optional prepayments funded with Equity Issuance Proceeds or capital contributions (other than in connection with an equity cure pursuant to Section 7.7) may be applied by the Borrower to the Borrowings in such manner as the Borrower may specify.

(d) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances based on the Adjusted Base Rate (other than Base Rate Advances based on the Federal Funds Rate or a Daily One-Month LIBOR) and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(f) Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary, or any Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.14 Taxes.

(a) Issuing Lender. For purposes of this Section 2.14, the term “Lender” includes the Issuing Lender and the term “applicable Legal Requirement” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no Credit Party shall be required to indemnify any Recipient pursuant to this Section 2.14(d) for any Indemnified Taxes unless such Recipient makes written demand on the applicable Credit Party for indemnification no later than one year after the later of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes; provided further that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.14, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such

Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14 or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12 or a Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (ii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.5(c)(iii) or Section 2.10, (iii) any Lender is a Non-Consenting Lender, or (iv) any Lender is a Defaulting Lender (any such Lender described in the preceding clauses (i) – (iv), a “Subject Lender”), then (x) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (y) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment processing and recordation fee specified in Section 9.7(a)(iv);

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations and funded participations in outstanding Swingline Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11 other than in the case of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(D) such assignment does not conflict with applicable Legal Requirements; and

(E) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.15 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15, the Borrower may terminate such Defaulting Lender’s applicable Commitments as provided in Section 2.1(b)(ii).

Section 2.16 Increase in Commitments.

(a) At any time after the Amendment No. 4 Effective Date but prior to the Business Day immediately preceding the Maturity Date, the Borrower may effectuate one or more increases in the Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $10,000,000, (ii) all Commitments and Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the corresponding type of Commitments and Advances except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, and (iii) the aggregate of all such Commitment

Increases shall not exceed $20,000,000. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.16 to the Administrative Agent and the Lenders. This Section 2.16 shall not be construed to create any obligation on the Administrative Agent or any Lender to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.6(c), (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (C) the pro forma compliance with the covenant in Section 6.16, after giving effect to such Commitment Increase, and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and/or Additional Lender and the Borrower.

(c) Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the Advances shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

(d) On any Increase Date, each Revolving Lender’s share of the applicable Letter of Credit Exposure on such date shall automatically be deemed to equal such Revolving Lender’s Pro Rata Share of such Letter of Credit Obligations (such Pro Rata Share for such Revolving Lender to be determined as of the Increase Date after giving effect to such Commitment Increase) without further action by any party.

Section 2.17 Defaulting Lender Provisions.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3(i) and the Swingline Lender’s Fronting Exposure, if any, with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s current or potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.3(i) and the Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender with respect to future Swingline Advances; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on the applicable pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swingline Advances are held by the Revolving Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) No Defaulting Lender shall be entitled to receive fees under Section 2.8(b)(i) or (ii), for any period during which that Lender is a Defaulting Lender, except to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3(i).

(C) With respect to any fee under Section 2.8(b)(i) or (ii) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under any Legal Requirement, (x) first, within two Business Days, prepay Swingline Advances in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, within three Business Days, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.3(i).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.17(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the above, the Borrower’s and the Administrative Agent’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower or the Administrative Agent against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.18 Borrowing Base Adjustments.

(a) Borrowing Base. Subject to clause (b) below, any change in the Borrowing Base shall be effective on the date the Administrative Agent receives the Borrowing Base Certificate and accompanying information and reports, in each case, as required by the terms of this Agreement; provided that, should the Borrower fail to deliver the Administrative Agent the Borrowing Base Certificate or any accompanying information or reports as required under Section 5.2(e), the Administrative Agent may nonetheless redetermine the Borrowing Base from time-to-time thereafter in its sole discretion until the Administrative Agent receives the required Borrowing Base Certificate and accompanying information and reports, whereupon the Administrative Agent shall redetermine the Borrowing Base based on such Borrowing Base Certificate and the other terms hereof. In any event, the Borrowing Base shall not at any time exceed the aggregate Commitments less the amount of any Tranche B Term Advances and any Tranche C Term Advances outstanding at such time.

(b) Asset Sales/Sale Leasebacks. If a Triggering Event (as defined below) occurs the Borrower shall, within three Business Days thereafter (or such longer period accepted by the Administrative Agent), deliver notice thereof to the Administrative Agent. Upon receipt of such notice (or if the Administrative Agent otherwise has actual knowledge thereof, then at the Administrative Agent’s election exercised in its sole discretion), the Administrative Agent shall recalculate the then effective Borrowing Base by subtracting therefrom the value, if any, attributed to the Borrowing Base for the asset Disposed of under the Triggering Event; provided that, if such notice is received on or about the time such Borrowing Base is to be redetermined pursuant to clause (a) above or otherwise, then the Administrative Agent may elect to forego the reduction provided for in this clause (b) at its sole discretion. The Administrative Agent shall promptly provide written notice of such reduced Borrowing Base to the Borrower and to the Lenders. Such redetermined Borrowing Base shall be effective on the date the Administrative Agent delivers such notice to the Borrower and the Lenders. “Triggering Event” means (i) a Disposition of any Inventory or Receivables that is not permitted under the terms of this Agreement, (ii) a Disposition of any Inventory or Receivables as part of a sale and leaseback transaction permitted under the terms of this Agreement, and (iii) a Casualty Event which results in a prepayment of Revolving Advances and Swingline Advances as provided in Section 2.6(c)(iii). Notwithstanding anything herein to the contrary, neither the provisions in this Section 2.18(b) nor any adjustment of the Borrowing Base required herein are intended to be and shall not constitute, or otherwise be deemed to constitute, a consent to any Disposition of Property that is otherwise prohibited under this Agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Initial Borrowings and the Initial Letter of Credit. The obligations of each Lender to make the initial Advance and for the Issuing Lender to issue the initial Letters of Credit shall be subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes payable to each Lender requesting a Note;

(ii) the Guaranty executed by the Borrower and all Subsidiaries existing on the Closing Date;

(iii) the Security Agreement executed by the Borrower and each Subsidiary existing on the Closing Date, together with (A) appropriate UCC-1 financing statements and intellectual property security agreements, if any, necessary for filing with the appropriate authorities, (B) certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Borrower’s Subsidiaries required in connection with the Security Agreement, and (C) any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral;

(iv) appropriate UCC and intellectual property search reports for the Borrower and its Subsidiaries reflecting no prior Liens (other than Permitted Liens) encumbering the properties of the Borrower and its Subsidiaries;

(v) certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower’s and its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks as required by Section 5.3;

(vi) a certificate from an authorized officer of the Borrower dated as of the Closing Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 have been met or waived;

(vii) a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(viii) certificates of good standing for each Credit Party in the state in which each such Person is organized, which certificates shall be (A) dated a date not earlier than 30 days prior to Closing Date or (B) otherwise effective on the Closing Date;

(ix) legal opinions of (A) Vinson & Elkins LLP, as special counsel to the Credit Parties, (B) Miller, Canfield, Paddock and Stone, P.L.C., as Michigan counsel to the Credit Parties, (C) Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., as Oklahoma counsel to the Credit Parties, and (D) Dray, Dyekman, Reed & Healey P.C., as Wyoming counsel to the Credit Parties, each in form and substance reasonably acceptable to the Administrative Agent; and

(x) such other documents, governmental certificates, agreements, and lien searches as any Lender Party may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, permits, licenses and approvals of any Governmental Authority or any other Person and required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents other than immaterial consents, licenses or approvals the absence of which would not reasonably be expected to be adverse to any Secured Party. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c) Representations and Warranties. The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Closing Date before and after giving effect to the initial Borrowing or issuance of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Section 2.8(c) and Section 9.1(a) (other than legal fees) or any other provision of a Credit Document. The Borrower shall have paid the legal fees for the Administrative Agent’s counsel as required under Section 9.1 to the extent such fees have been invoiced at least two Business Days prior to the Closing Date.

(e) Other Proceedings. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement, any other Credit Document, or any of the Transactions.

(f) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, and such other reports, audits or certifications as it may reasonably request.

(g) Material Adverse Change. Since December 31, 2013, there shall not have occurred any event or circumstance that could reasonably be expected to result in a Material Adverse Change.

(h) No Default. No Default shall have occurred and be continuing.

(i) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from the chief financial officer or such other officer acceptable to the Administrative Agent of the Borrower certifying that, after giving effect to the initial Borrowings made hereunder on the Closing Date and the other Transactions, the Credit Parties, taken as a whole, are Solvent.

(j) Delivery of Financial Statements; Projections. The Administrative Agent shall have received (i) audited financial statements of RedZone for the fiscal years ending December 31, 2012 and December 31, 2013, (ii) audited consolidated financial statements of the Borrower for the fiscal year ending December 31, 2013, and (iii) unaudited financial statements of each of RedZone and the Borrower for each month of 2014 through February. The Administrative Agent shall have also received projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, after giving pro forma effect to the Transactions, which shall be quarterly for the first year after the Closing Date and annually thereafter through December 31, 2018.

(k) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by an authorized Responsible Officer of the Borrower.

(l) Payment in Full of Existing Debt. Prior to, or concurrently with, the making of the initial Advances hereunder, all Debt, including Debt under the Existing Credit Agreements, of the Borrower and its Subsidiaries other than Permitted Debt shall have been paid in full and the Administrative Agent shall have received a “pay-off” letter (or such other evidence) in form and substance reasonably satisfactory to the Administrative Agent with respect to all such Debt being refinanced with the initial Advances to be made hereunder; and arrangements satisfactory to the Administrative Agent shall have been made with any Person holding any Lien securing any such Debt for the release and delivery of such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Debt.

(m) USA Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(n) Closing Date Leverage Ratio. The Closing Date Leverage Ratio shall be no greater than 2.75 to 1.00 and the Administrative Agent shall have received a duly completed certificate executed by a Responsible Officer of the Borrower setting forth a calculation of such Closing Date Leverage Ratio, in form and substance satisfactory to the Administrative Agent (including a reasonably detailed calculation of Closing Date EBITDA).

(o) Pro Forma Structure. The pro forma capital and ownership structure and the equityholder arrangements of the Borrower and its Subsidiaries (and all agreements relating thereto), after giving pro forma effect to the Transactions, will be reasonably satisfactory to the Administrative Agent and the Lenders.

(p) Compliance with Law. The Borrower and its Subsidiaries shall be in compliance with all Legal Requirements which are applicable to such Persons, including the operations, business or Property of such Persons, except in any case where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Change or affect the consummation or the legality of the Transactions.

(q) Liquidity. The Administrative Agent shall have received evidence satisfactory to it that, after giving effect to the Transactions, Liquidity is greater than or equal to $15,000,000.

(r) Material Contracts. The Administrative Agent shall have received copies of, and be reasonably satisfied with its review of, all material contracts of the Borrower and its Subsidiaries (including RedZone and its Subsidiaries, if any).

(s) Closing Date Acquisition; Closing Date Acquisition Agreement. The Closing Date Acquisition shall have been, or shall contemporaneously with the Closing Date be, consummated in accordance with the terms and conditions of the Closing Date Acquisition Agreement without giving effect to any waiver, modification or consent by any party thereunder that is materially adverse to the interest of the Lenders (as reasonably determined by the Administrative Agent) unless approved by the Administrative Agent. The Administrative Agent shall have received (i) a copy of the Closing Date Acquisition Agreement and all exhibits and schedules thereto, certified by a Responsible Officer of the Borrower as being true, correct and complete copies thereof, and (ii) evidence in form and substance reasonably satisfactory to the Administrative Agent that all consents and approvals required pursuant to the terms of the Closing Date Acquisition Agreement have been obtained.

Section 3.2 Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to make any Credit Extension, the obligation of each Swingline Lender to make Swingline Advances, and any reallocation provided in Section 2.17, in each case, shall be subject to the further conditions precedent that on the date of such Borrowing, such Credit Extension or such reallocation:

(a) Representations and Warranties. As of the date of the making of such Credit Extension, Borrowing or reallocation, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Borrowing, Credit Extension or reallocation, and the making of such Borrowing, Credit Extension or reallocation shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing or such Credit Extension, or the benefits of any reallocation, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

(b) Event of Default. As of the date of each Borrowing, Credit Extension or reallocation, no Default or Event of Default shall exist, and the making of such Borrowing, Credit Extension, or reallocation would not cause a Default or Event of Default. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing or such Credit Extension or the benefits of any reallocation, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

(c) Notice of Borrowing; Letter of Credit. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.5(a) or the Administrative Agent and the Issuing Lender shall have received a Letter of Credit Application in accordance with Section 2.3(b), as the case may be.

Section 3.3 Determinations Under Section 3.1 and Section 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 and Section 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Credit Extensions hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Credit Extensions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1 Organization. The Borrower and each of its Subsidiaries are duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. The Borrower and each of its Subsidiaries are authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Amendment No. 5 Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2 Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s organizational powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, of such Credit Party, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Credit Party, (d) do not contravene any Legal Requirement or any contractual restriction binding on or affecting such Credit Party except for immaterial laws or contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to be adverse to any Secured Party. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Borrower’s corporate powers, have been duly authorized by all necessary action, do not contravene (i) the Borrower’s certificate of incorporation, bylaws or other organizational documents, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3 Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4 Financial Condition.

(a) The Borrower has delivered to the Lenders the financial statements identified in Section 3.1(j) and such financial statements were prepared in accordance with GAAP (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of the Persons covered thereby as of the respective dates thereof for the periods covered therein, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes. As of the Closing Date, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed in the most recent financial statements identified in Section 3.1(j) and for which adequate reserves have been made in accordance with GAAP or arising from the Transactions.

(b) Since the Closing Date, after giving pro forma effect to the Transactions, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5 Ownership and Liens; Real Property. Each Credit Party (a) has good and marketable fee simple title to, or a valid leasehold interest or easement in, all real property (other than Excluded Real Property), and good title to all material personal Property used in its business, and (b) none of the Property owned by the Borrower or a Subsidiary is subject to any Lien except Permitted Liens. As of the Amendment No. 4 Effective Date, the Credit Parties do not own any real property other than that listed on Schedule 4.5 and all equipment owned by the Credit Parties and used in the Credit Parties’ business is located at real Property owned by the Credit Parties or is located at the locations listed on Schedule 4.5 (other than office equipment or equipment located on job sites or in transit).

Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to any Lender Party for purposes of or in connection with this Agreement or any other Credit Document, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading as of the date such information is dated or certified. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished (it being recognized by the Lender Parties, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized).

Section 4.7 Litigation. There are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8 Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirements the performance of or compliance with which could reasonably be expected to result in a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to result in a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to result in a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9 Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(j), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(i), and (f) neither the Borrower nor any member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being in reorganization or insolvent that could reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, neither the Borrower nor any Subsidiary has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 4.10 Environmental Condition. Except as set forth on Schedule 4.10:

(a) Permits, Etc. The Borrower and each Subsidiary (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is and, during the relevant time periods specified under applicable statutes of limitation, has been in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to result in a Material Adverse Change.

(b) Certain Liabilities. To the Borrower’s and each Subsidiary’s knowledge, none of the present or previously owned or operated Property of any Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other Response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any Subsidiary, wherever located, which could reasonably be expected to result in a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could result in a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further material action is required under current applicable Environmental Law as to each Response or other restoration or remedial project required to be undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries pursuant to any Environmental Law, on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11 Subsidiaries. As of the Amendment No. 5 Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary (including any such Subsidiary formed or acquired subsequent to the Closing Date) has complied with the requirements of Section 5.6.

Section 4.12 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13 Taxes. Proper and accurate (in all material respects), all federal returns and all material state, local and foreign Tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary or any member of an affiliated group of the Borrower and such Subsidiaries as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) and other impositions (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. Neither the Borrower, nor any Subsidiary, nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes. Proper and accurate amounts have been withheld by the Borrower and each Subsidiary and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14 Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15 Use of Proceeds. The proceeds of the Advances and Letters of Credit will be used by the Borrower for the purposes described in Section 6.6. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Advances or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Advance, not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries will be “margin stock”.

Section 4.16 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and its Subsidiaries, taken as a whole, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to result in a Material Adverse Change.

Section 4.17 Insurance. Each of the Borrower and its Subsidiaries carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.18 Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements. When such financing statements are filed in the offices noted therein, the Administrative Agent will have, for the benefit of the Secured Parties, a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements (excluding, for perfection purposes, the Excluded Perfection Collateral).

Section 4.19 OFAC; Anti-Terrorism.

(a) None of (i) the Credit Parties, (ii) any of their Subsidiaries, (iii) any director, officer, or employee of any of the foregoing, or (iv) to the knowledge of the Borrower, any agent or other person acting on behalf of the Credit Parties or any of their Subsidiaries, has taken any action, directly or indirectly, that could result in a violation by such persons of the FCPA or any other applicable Anti-Corruption Law; and the Credit Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.

(b) None of (i) the Credit Parties, (ii) any of their Subsidiaries, (iii) any director, officer or employee of any of the foregoing, or (iv) to the knowledge of the Borrower, any agent or affiliate of the Credit Parties or any of their Subsidiaries, is an individual or entity that is, or is owned or controlled by Persons that are: (i) the target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions).

(c) The Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any party.

Section 4.20 Solvency. Upon consummation of the Closing Date Acquisition and before and after giving effect to the making of each Credit Extension, the Credit Parties are, when taken as a whole, Solvent.

Section 4.21 Intellectual Property; Licenses, Etc. Each Credit Party owns, or possesses the right to use, all of the trademarks, trademark rights, service marks, trade names, trade name rights, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses or that are material to the conduct of its business. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person in a manner that would reasonably be expected to result in a Material Adverse Change. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, against any Credit Party, or their use thereof, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to the Issuing Lender), each Credit Party agrees to comply with the following covenants.

Section 5.1 Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where failure to so qualify could not reasonably be expected to result in a Material Adverse Change. Nothing contained in this Section 5.1 shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2    Reporting.

(a)    Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower ending on or after December 31, 2014, (i) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of any independent certified public accountant of nationally or regionally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, (i) the occurrence of the scheduled Maturity Date within one year from the date such opinion is delivered or (ii) any potential inability to satisfy any of the financial maintenance covenants set forth in Section 6.16 or 6.17 on a future date or in a future period) or any qualification or exception as to the scope of such audit, and such consolidated statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of the Borrower to the effect that such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP.

(b)    Quarterly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 60 days after the end of the fiscal quarter ending June 30, 2014 and thereafter within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2014), (i) a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year- end audit adjustments and the absence of footnotes.

(c)    Monthly Financial Reports; Available Cash Report. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 30 days after the end of each calendar month (commencing with January 2016) and other than for a calendar month occurring at a fiscal quarter end, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations for such month and for the portion of the Borrower’s fiscal year then ended and monthly and year-to-date cash flow statements, setting forth in each case in comparative form (commencing with January 2017) the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries, in all material respects, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. In addition to the foregoing, on the first Business Day of each month, the Borrower shall provide to the Administrative Agent a certification of the Available Cash on the last Business Day of such preceding month.

(d)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and attaching thereto detailed supporting information for the calculations made thereunder.

(e)    Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, commencing with the fiscal year 2014, the Borrower shall provide to the Administrative Agent an annual budget consisting of projected balance sheets, income statements and cash flow statements for the immediately following fiscal year and reasonably detailed on a quarterly basis.

(f)    Borrowing Base Certificate. As soon as available and in any event within 30 days after the end of each calendar month (commencing with January 2016), the Borrower shall provide to the Administrative Agent, a certificate of the chief financial officer, chief executive officer, director of finance or controller of the Borrower, or any other Responsible Officer of the Borrower reasonably acceptable to the Administrative Agent, in any event, on behalf of the Borrower calculating the Borrowing Base, in the form of the Borrowing Base Certificate then in effect as of the end of such calendar month, including therein, among other things: (i) a monthly accounts receivable aging and accounts payables aging report of the Credit Parties including grand totals, and (ii) a schedule detailing the Inventory of the Credit Parties and showing (A) the location (or if in transit), (B) product type, (C) volume on hand, (D) cost or market value, and (E) reports of any variances or other results of Inventory counts performed by the Borrower or any Subsidiary since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by any such parties and all claims, counterclaims, deductions, defenses, setoffs or disputes against any such parties by the Account Debtor).

(g)    Certificated Equipment. As soon as available and in any event within 30 days after the end of each calendar month (commencing with January 2016), the Borrower shall provide, or shall cause to be provided, to the Administrative Agent a report or reports listing all of the Credit Parties’ Certificated Equipment, and setting forth (i) the state in which such Certificated Equipment is titled, (ii) whether delivered to the Administrative Agent (or its designated agent) and whether the Administrative Agent is named as the holder of the first Lien on such Certificated Equipment’s certificate of title, and (iii) a list of Certificated Equipment sold and a list of Certificated Equipment acquired since the as of date of the preceding equipment report; provided that, the timely delivery of such report directly from the third party agent that is tasked to note the Administrative Agent’s name on certificates of title shall satisfy the Borrower’s obligation under this clause (g) so long as such report lists all of the Credit Parties’ Certificated Equipment.

(h)    Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five Business Days after a Responsible Officer of any Credit Party obtains knowledge thereof, a notice of any Default or Event of Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and propose to take with respect thereto.

(i)    Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any material default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Debt in an amount in excess of $2,000,000.

(j)    Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Change.

(k)    Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Responsible Officer of a Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $2,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $2,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $2,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA which could reasonably result in the imposition of liability in excess of $2,000,000, or (iii) concerning the filing of a Lien (other than a Permitted Lien) upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located pursuant to any Environmental Law.

(l)    Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Credit Party obtains knowledge and which could reasonably be expected to result in a Material Adverse Change.

(m)    Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto.

(n)    Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(o)    Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA.

(p)    Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority, the modification, revocation or suspension of which could reasonably be expected to result in a Material Adverse Change.

(q)    Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, in any event, which could reasonably be expected to result in a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,000,000.

(r)    Management Letters; Other Accounting Reports. Promptly upon receipt thereof (to the extent permitted by the Borrower’s auditors), the Credit Parties shall provide to the Administrative Agent a copy of each “management letter” submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter.

(s)    Insurance Reports; Information to/from Insurer. Promptly, and in any event no later than sixty days, after each fiscal year end, the Credit Parties shall provide to the Administrative Agent copies of all notices of material claims, changes to policy limits or insurance coverage and such other information requested by the Administrative Agent.

(t)    SEC. In the event the Borrower becomes subject to SEC reporting requirements, (i) promptly after the same are available, the Credit Parties shall provide to the Administrative Agent copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (ii) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, the Credit Parties shall provide to the Administrative Agent copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof.

(u)    Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3    Insurance.

(a)    Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers.

(b)    Copies of all certificates of insurance for policies covering the property or business of the Borrower and its Subsidiaries, and endorsements and renewals thereof, shall be delivered by the Borrower to and retained by the Administrative Agent. At the request of the Administrative Agent, copies of such policies of insurance, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by the Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Administrative Agent. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as such insurance company may require and which is acceptable to the Administrative Agent) prior written notice to the Administrative Agent.

(c)    If at any time the area in which any real Property constituting Collateral (to the extent any “buildings” or “mobile home” (as defined in Regulation H of the Federal Reserve Board) is situated on real Property) is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each other Credit Party to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d)    Prior to the occurrence and continuance of an Event of Default, (i) up to $5,000,000 in the aggregate, of all proceeds of property insurance received by a Credit Party for the loss of Property which constitutes Collateral shall be paid directly to the applicable Credit Party to repair or replace the damaged or destroyed Property covered by such policy; provided that such Credit Party shall make such repair or replace such Property within 180 days from the receipt of such proceeds and (ii) the remaining amount of such proceeds and any amount of proceeds that were paid to such Credit Party as permitted under clause (i) above and not used toward the repair or replacement of such Property within the 180 days required under such clause (i), shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent to be, at the election of the Administrative Agent, (A) applied in accordance with Section 7.6(a) of this Agreement, whether or not the Secured Obligations are then due and payable, or (B) returned to such Credit Party to repair or replace the damaged or destroyed Property covered by such policy or to make such other Investments permitted under Section 6.3 of this Agreement.

(e)    After the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, all proceeds of insurance of any Credit Party, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6(b) of this Agreement, whether or not the Secured Obligations are then due and payable.

(f)    In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d) or clause (e), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each Credit Party shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4    Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with Legal Requirements (including Environmental Laws) which are applicable to such Person, including the operations, business or Property of such Person and maintain all related permits necessary for the ownership and operation of such Person’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.5    Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all material Taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any Tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6    Security.

(a)    The Borrower agrees that at all times before Security Termination, the Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral as required below, subject to any permitted releases pursuant to the terms of this Agreement or the Security Documents, to secure the performance and payment of the Secured Obligations as set forth in the Security Documents. The Borrower shall, and shall cause each Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in the following Properties, whether now owned or hereafter acquired: (i) all Equity Interests issued by any Domestic Subsidiary and held by a Domestic Subsidiary; (ii) 65% of Voting Securities and 100% of Equity Interests that are not Voting Securities issued by First Tier Foreign Subsidiaries which are owned by the Borrower or any Domestic Subsidiary; and (iii) all other Properties of the Credit Parties and their respective Subsidiaries other than Excluded Properties. For the avoidance of doubt, notwithstanding the preceding provisions of this Section 5.6 or any other provisions of the Credit Documents, (i) neither the Borrower nor any Domestic Subsidiary shall be required to grant any security interest in the Equity Interests of any Foreign Subsidiary except 65% of the outstanding Voting Securities and 100% of the Equity Interests that are not Voting Securities in any First Tier Foreign Subsidiary and (ii) DIT shall not be required to comply with this Section 5.6 until such time as it becomes a wholly-owned Subsidiary of the Borrower.

(b)    Notwithstanding the generality of the foregoing Section 5.6(a), (x) with respect to each real property (other than Excluded Real Property) owned by a Credit Party on the Amendment No. 4 Effective Date, the Credit Parties shall provide the following to the Administrative Agent within 90 days after the Amendment No. 4 Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), and (y) with respect to each real property (other than Excluded Real Property) acquired by a Credit Party after the Amendment No. 4 Effective Date, the Credit Parties shall provide the following to the Administrative Agent within 30 days after such acquisition (or such later date as may be agreed by the Administrative Agent in its sole discretion):

(i)    fully executed Mortgages covering such real property;

(ii)    at least five (5) Business Days prior to granting a Lien to the Administrative Agent thereon, if applicable, flood determination certificates and, if applicable, flood insurance as required under Section 5.3(c) above; and

(iii)    satisfactory Lien searches from the counties in which such real property is located and, if necessary, releases for Liens reflected thereon that are not Permitted Liens.

Section 5.7    New Subsidiaries. The Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule 5.7 attached hereto with respect to each Subsidiary created or acquired after the Closing Date to the extent required in Schedule 5.7 and subject to the grace periods set forth therein. Notwithstanding the foregoing, DIT shall not be required to deliver the items set forth on Schedule 5.7 until such time as it becomes a wholly-owned Subsidiary of the Borrower.

Section 5.8    Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain in all material respects proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof (provided that, so long as no Event of Default has occurred and is continuing, the Lenders shall be entitled to only one such visit per year coordinated by the Administrative Agent).

Section 5.9    Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated material Property, taken as a whole, in good condition and repair, except for normal wear and tear; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to result in a Material Adverse Change.

Section 5.10    Deposit Accounts; Securities and Commodity Accounts.

(a)    Each Credit Party shall, and shall cause each of its Subsidiaries to, from and after 60 days following the Amendment No. 4 Effective Date (or such later date as may be extended by the Administrative Agent in its sole discretion from time to time) (i) maintain its primary operating accounts and other deposit accounts in the United States with Wells Fargo or with any other Lender and cause such accounts with Wells Fargo or any other Lender to be subject to Account Control Agreements, provided that, the requirements of this clause (a)(i) shall not apply to (x) deposit accounts that are designated solely as accounts for, and are used solely for, payment of salaries, wages, workers’ compensation, 401(k) or other employee benefit accounts, escrow accounts in favor of a third party, or other funds on deposit for the benefit of third parties for transactions not restricted by this Agreement or (y) deposit accounts that are used solely for petty cash accounts with an aggregate amount on deposit for all such petty cash accounts not to exceed $250,000, and (ii) deposit all proceeds of Eligible Receivables which were considered in calculating the then effective Borrowing Base into one or more of the deposit accounts with the Administrative Agent or Lender that are subject to Account Control Agreements.

(b)    Each Credit Party shall, and shall cause each of its Subsidiaries to, from and after 60 days following the Amendment No. 4 Effective Date (or such later date as may be extended by the Administrative Agent in its sole discretion from time to time) maintain all securities accounts and all commodities accounts of Credit Parties subject to Account Control Agreements.

Section 5.11    Appraisals; Field Exams.

(a)    Requested Appraisals. The Borrower shall, and shall cause its Subsidiaries to, cooperate with the Administrative Agent, or its designee, in order for an industry recognized third party appraiser engaged and directed by the Administrative Agent to conduct an appraisal solely for the benefit of the Administrative Agent and the Lenders but at the Credit Parties’ sole cost and expense, which written appraisal may cover information as requested by the Administrative Agent, including, but not limited to, a detailed NOLV for machinery, parts, Equipment and other fixed assets of the Borrower and the other Credit Parties, together with a specified procedures letter from such appraiser satisfactory to the Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, the Borrower shall bear the cost of only one such appraisal per fiscal year.

(b)    Field Exam. The Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent to, at any reasonable time and upon reasonable prior notice, and from time to time upon request by the Administrative Agent with reasonable notice, perform a field inspection of the books, records and asset value of the accounts receivable and inventory of the Borrower and its Subsidiaries, including an audit, verification and inspection of the accounts receivable and inventory of the applicable Borrower and its Subsidiaries and, in any event, conducted by the Administrative Agent or any other Person selected by the Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, the Borrower shall bear the cost of only two such field exams per fiscal year.

(c)    Event of Default; Beneficiary. If an Event of Default has occurred and is continuing, the Administrative Agent may perform any additional collateral audits, appraisals and field exams, and all such collateral audits, appraisals and field exams shall be performed at the Borrower’s sole cost and expense. Notwithstanding anything herein to the contrary, (i) no Credit Party nor any Affiliate thereof nor any of the foregoing’s respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field exams or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party, (ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof and (iii) as a condition to any disclosure of such material or information which a Secured Party may, but is not obligated to, provide, the applicable Secured Party may require that the Borrower execute and deliver a confidential, non-reliance, or other disclosure agreement in form and substance acceptable to the disclosing Secured Party (which agreement would not go into effect until the delivery of the applicable audit, appraisal or field exam).

Section 5.12    Further Assurances. Each Credit Party shall, and shall cause each Subsidiary to, cure promptly any defects in the execution and delivery of the Credit Documents. The Credit Parties hereby authorize the Administrative Agent to file any financing statements to the extent permitted by applicable Legal Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents. Each Credit Party at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon reasonable request by the Administrative Agent all such other documents, agreements and instruments to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings or to file any notices, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Section 5.13    Designation of Senior Debt. The Borrower shall, and shall cause each Subsidiary to, designate all Obligations as “designated senior indebtedness” under any subordinated note or indenture documents applicable to it, to the extent provided for therein.

Section 5.14    Certificated Equipment.

(a)    On or before 60 days following the Amendment No. 4 Effective Date (or such later date as the Administrative Agent may agree), with respect to each piece of Certificated Equipment owned by a Credit Party on the Amendment No. 4 Effective Date (other than as to Excepted Certificated Equipment), each applicable Credit Party shall cause the original certificate of title for such Certificated Equipment to name the Administrative Agent as the holder of the first priority Lien thereon and shall deliver a copy of such certificate of title to the Administrative Agent (or its designated agent) with such notation.

(b)    As to each piece of Certificated Equipment (other than Excepted Certificated Equipment) purchased by a Credit Party after the Amendment No. 4 Effective Date, (i) each applicable Credit Party shall cause the original certificate of title for such Certificated Equipment to name the Administrative Agent as the holder of the first priority Lien thereon and shall deliver a copy of such certificate of title to the Administrative Agent (or its designated agent) with such notation within 30 days after such purchase (or such later date as the Administrative Agent may agree).

Section 5.15    FCPA; Sanctions. Each Credit Party will maintain in effect policies and procedures designed to promote compliance by each Credit Party and their respective directors, officers, employees, and agents with the FCPA and any other applicable Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to the Issuing Lender), each Credit Party agrees to comply with the following covenants:

Section 6.1 Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) (i) the Obligations and (ii) the Banking Services Obligations;

(b) [Reserved];

(c) intercompany Debt incurred by any Credit Party owing to any other Credit Party;

(d) purchase money debt or Capital Leases (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the penultimate paragraph of this Section 6.1), subject to the limitations in the last paragraph of this Section 6.1;

(e) Hedging Arrangements permitted under Section 6.15;

(f) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(g) [Reserved];

(h) a guaranty of Debt so long as such underlying Debt is otherwise permitted under this Section 6.1; provided that, for the avoidance of doubt, such guaranty shall also be subject to the limitations of such underlying Debt;

(i) [Reserved];

(j) Debt arising from the financing of insurance premium of the Borrower or any Subsidiary, so long as (i) the principal amount of such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) is otherwise on customary terms, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (j) shall not exceed $5,000,000;

(k) secured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the penultimate paragraph of this Section 6.1); provided that, (i) such Debt is subject to the limitations in the last paragraph of this Section 6.1 and (ii) the Properties encumbered by any Lien securing such Debt shall not be Collateral or any Property that is required to be Collateral under Section 5.6;

(l) unsecured Debt in respect of Investments permitted by Section 6.3(d), Section 6.3(e) and Section 6.3(n);

(m) unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the penultimate paragraph of this Section 6.1); provided that, the aggregate outstanding principal amount of Debt permitted under this clause (m) shall not exceed $2,500,000 at any time; and

(n) Debt constituting earn-out obligations, contingent obligations or similar contingent obligations of the Borrower or any Subsidiary arising from or relating to the Closing Date Acquisition or a Permitted Acquisition; provided that, the aggregate outstanding principal amount of Debt permitted under this clause (n) shall not exceed $2,500,000 at any time.

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in this Section 6.1 shall be subject to the following conditions: (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced and (B) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Debt being renewed or refinance; provided that, the foregoing conditions are not, and shall not be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above, including the specific requirements under clause (j) above.

Notwithstanding anything herein to the contrary, Debt permitted under clause (d) and (k) is further limited to (y) Debt created, assumed, incurred, or in any other manner arising during the fiscal year ending December 31, 2016 in an aggregate outstanding amount not in excess of $10,000,000 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the foregoing sentence); and (z) Debt created, assumed, incurred, or in any other manner arising during the fiscal year ending December 31, 2017 in an aggregate outstanding amount not in excess of $10,000,000 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the foregoing sentence).

Section 6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, landlord’s liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established in accordance with GAAP;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for taxes, assessments, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds);

(f) Liens arising from precautionary UCC financing statements regarding operating leases;

(g) encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(l) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(m) Liens arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(n) Liens created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by the Borrower or any Subsidiary in the applicable Joint Venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(o) Liens encumbering Property of the Borrower and its Subsidiaries which is not Collateral or Property required to be Collateral under Section 5.6 and securing Debt permitted under Section 6.1(k);

(p) Liens on Property of a Person which becomes a Subsidiary after the date hereof, to the extent that (i) such Liens are in existence at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) the Debt secured by such Liens does not thereafter increase in amount and is permitted hereunder, and (iii) for the avoidance of doubt, such Liens encumber only such Property owned by such Person prior to such Person becoming a Subsidiary and proceeds thereof;

(q) Liens existing as of the date hereof and set forth on Schedule 6.2; and

(r) Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Debt of the type described in and permitted under Section 6.1(j); provided that such Liens shall encumber only the unearned premiums or other proceeds of the insurance financed thereby.

Section 6.3 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any Investment other than the following (collectively, the “Permitted Investments”):

(a) Investments in the form of trade credit to customers of the Borrower or its Subsidiaries arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) Investments made prior to the Closing Date as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than as a result of appreciation);

(d) [Reserved];

(e) Investments by any Credit Party in any other Credit Party;

(f) Investments in the form of Permitted Acquisitions; provided that, if such Permitted Acquisition involves a Subsidiary, such Acquisition otherwise complies with this Agreement, including Section 5.6 and Section 5.7;

(g) creation of additional Domestic Subsidiaries in compliance with Section 5.6 and Section 5.7;

(h) loans or advances to directors, officers and employees of the Borrower or any Subsidiary for expenses or other payments incident to such Person’s employment or association with the Borrower or any Subsidiary; provided that the aggregate outstanding amount of such advances and loans shall not exceed $1,000,000;

(i) Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j) Investments in the form of mergers and consolidations of the Borrower and its Subsidiaries in compliance with Section 6.7(a); provided that, if such Investment involves a Subsidiary, such Investment otherwise complies with this Agreement, including Section 5.6 and Section 5.7;

(k) Capital Expenditures permitted under Section 6.18;

(l) Investments to the extent made with Equity Issuance Proceeds so long as (i) no Default exists both before and after giving effect to such Investment, (ii) such Investment is on an arm’s-length basis for no more than fair market value and (iii) such Investment is made with Equity Issuance Proceeds received prior to or contemporaneously with such Investment, which Equity Issuance Proceeds were intended to be used for such Investment and were not applied in increasing EBITDA for purposes of Section 7.7;

(m) Investments in DIT in an aggregate amount not to exceed $3,000,000; and

(n) other Investments in an aggregate outstanding amount not to exceed $2,000,000 (other than as a result of appreciation), during the term hereof.

For the avoidance of doubt, any Investment that also constitutes an Acquisition must be permitted under this Section 6.3 and under Section 6.4 below.

Section 6.4 Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make an Acquisition in a single transaction or related series of transactions other than:

(a) mergers, amalgamations and consolidations permitted by Section 6.7(a);

(b) the Closing Date Acquisition on the terms set forth in the Closing Date Acquisition Agreement;

(c) any Equity Funded Acquisition so long as (i) no Default exists both before and after giving effect to such Acquisition, (ii) such Acquisition is from an unrelated third party and on an arm’s-length basis for no more than fair market value and is not hostile, and (iii) such Acquisition is made with Equity Issuance Proceeds received prior to or contemporaneously with such Acquisition, which Equity Issuance Proceeds were intended to be used for such Acquisition.

Section 6.5 Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith other than:

(a) this Agreement and the Security Documents;

(b) agreements governing Debt permitted by Section 6.1(d) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c) agreements governing Debt permitted by Section 6.1(i) and (k) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.6 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations;

(d) any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority, (ii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of a Borrower or a Subsidiary and customary provisions in other contracts restricting assignment thereof, or (iii) exists in any agreement in effect at the time a Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; and

(e) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to any Secured Party.

Section 6.6 Use of Proceeds; Use of Letters of Credit.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Revolving Advances for any purposes other than (i) to refinance or repay the advances and other obligations outstanding under the Existing Credit Agreements or any other Debt outstanding on the Closing Date, (ii) for the payment of fees and expenses related to the Transactions, (iii) for working capital purposes of the Borrower and any Subsidiary, (iv) to fund the Closing Date Acquisition, and (v) for other general corporate purposes of the Borrower and any Subsidiary, including Permitted Acquisitions; or (b) use the proceeds of the Swingline Advances or the Letters of Credit for any purposes other than (i) working capital purposes of the Borrower and any Subsidiary or (ii) other general corporate purposes of the Borrower and any Subsidiary. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

(b) No proceeds of any Advance or Letter of Credit shall be, directly or indirectly, used in any manner that could, after giving effect to such use, prevent the Borrower from making the representations and warranties provided in Section 4.19. No part of the proceeds of the Advances shall be used, directly or, to the Borrower’s knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Law. The Credit Parties shall not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any party.

Section 6.7 Corporate Actions; Accounting Changes.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge, amalgamate, dissolve, liquidate or consolidate with or into any other Person after the Closing Date, except:

(i) that the Borrower may merge with any of its Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity;

(ii) that any Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder may merge, amalgamate or consolidate with any other Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder;

(iii) solely to effect the Nine Acquisition, the Borrower may merge with any wholly-owned subsidiary of Nine; provided that (A) immediately after giving effect to such Nine Acquisition, no Default would exist, (B) concurrently upon the closing of such Nine Acquisition, the Borrower (or the successor entity to such subsidiary merger) will be designated as an “unrestricted subsidiary”, or is otherwise not liable under the Nine Credit Agreement, (C) the documentation related to such Nine Acquisition is substantially in the form reviewed by the Administrative Agent in connection with the closing of Amendment No. 5 or such other form acceptable to the Administrative Agent in its reasonable discretion, and (D) if the Borrower is not the surviving entity of such subsidiary merger, the surviving entity has entered into an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of the Borrower under this Agreement and the other Loan Documents and all other Secured Obligations;

(iv) any other merger, amalgamation or consolidation as part of a Permitted Acquisition under Section 6.4(c), subject to the conditions set forth therein; and

(v) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided the assets of any such dissolving Subsidiary become owned by a Credit Party (or if such dissolving Subsidiary is not a Credit Party, by the Borrower or any Subsidiary); and provided further that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change. Any such Subsidiary may effect the same by merger, amalgamation or consolidation.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without at least 15 days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate its articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to be materially adverse to the Lenders, or (iii) change the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless such changes are required to conform to GAAP or such changes are to conform the accounting practices among the Borrower and its Subsidiaries and notice of such changes have been delivered to the Administrative Agent prior to effecting such changes.

Section 6.8 Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make a Disposition other than:

(a) Disposition by any Subsidiary (other than a Credit Party) of any of its Properties to any Credit Party; provided that, at the reasonable request of the Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(b) Disposition by any Credit Party of any of its Properties to any other Credit Party; provided that at the reasonable request of the Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(c) Disposition by any Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder of any of its Properties to any other Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder;

(d) Sale of inventory in the ordinary course of business and Disposition of cash or Liquid Investments in the ordinary course of business;

(e) Disposition of worn out, obsolete or surplus property (other than surplus equipment) in the ordinary course of business and the abandonment or other Disposition of patents, trademarks and copyrights that, in the reasonable judgment of the Borrower and its Subsidiaries, should be replaced or is no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(f) mergers and consolidations in compliance with Section 6.7(a);

(g) Permitted Investments;

(h) assignments and licenses of patents, trademarks or copyrights of the Borrower and its Subsidiaries in the ordinary course of business;

(i) Disposition of any assets required under Legal Requirements;

(j) Dispositions of Equipment, including Certificated Equipment, the proceeds of which are reinvested in the acquisition of Equipment within 180 days (or within 365 days if the contract for such Equipment is entered into within the initial 180-day period) and on which the Administrative Agent has an Acceptable Security Interest; provided that, for the avoidance of doubt, to the extent such proceeds are not so reinvested within such 180 (or 365, as applicable) day period, then such Disposition is not a Disposition permitted under this clause (j);

(k) Dispositions of surplus Equipment effected after the Amendment No. 4 Effective Date; provided that, the Dispositions permitted under this clause (k) shall not exceed $2,000,000 in the aggregate based on net book value thereof;

(l) Dispositions of Equity Interests in a Joint Venture;

(m) leases of real or personal property in the ordinary course of business; and

(n) Disposition of Properties not otherwise permitted under the preceding clauses of this Section 6.8; provided that, such Disposition, taken together with all such other Dispositions completed since the Closing Date, does not exceed 2.5% of the Tangible Net Assets in the aggregate and calculated at the time of such subject Disposition.

Section 6.9 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that:

(a) the Subsidiaries may make Restricted Payments to the Borrower or any other Credit Party;

(b) so long as no Default exists or would result from the making of such Restricted Payment, the Borrower or any Subsidiary may make cash Restricted Payments in an amount not to exceed $1,000,000 in the aggregate following the Amendment No. 4 Effective Date to existing and former officers, directors, and employees of the Borrower or such Subsidiary; provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Person, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person; and

(c) so long as no Default exists or would result from the making of such Restricted Payment, (i) prior to the Nine Acquisition, the Borrower may make to SCF the G&A Payments in an aggregate amount not to exceed $80,000 per fiscal year and (ii) following the Nine Acquisition, the Borrower may (A) reimburse Nine for insurance premiums, payroll fundings, and other general and administrative expenses actually paid by Nine on behalf of the Borrower and (B) make other G&A Payments in an aggregate amount not to exceed $3,000,000 per fiscal year.

Section 6.10 Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates that are not Credit Parties other than:

(a) such transaction or series of transactions are arm’s length transactions entered into on terms that are not materially less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate;

(b) the agreements described on Schedule 6.10; provided that the terms thereof may not be amended, supplemented or otherwise modified unless such amended, supplemented or otherwise modified terms complies with clause (a) above;

(c) the Restricted Payments permitted under Section 6.9;

(d) permitted Investments in the form of Equity Interests of Subsidiaries, including the purchase or acquisition thereof and capital contributions in connection therewith;

(e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans); and

(f) the Nine Acquisition; provided that the documentation related to such Nine Acquisition is substantially in the form reviewed by the Administrative Agent in connection with the closing of Amendment No. 5 or such other form acceptable to the Administrative Agent in its reasonable discretion;

(g) so long as no Default exists or would result from the making of such payment, (i) prior to the Nine Acquisition, the G&A Payments to SCF in an aggregate amount not to exceed $80,000 per fiscal year and (ii) following the Nine Acquisition, the Borrower may (A) reimburse Nine for insurance premiums, payroll fundings, and other general and administrative expenses actually paid by Nine on behalf of the Borrower and (B) make other G&A Payments in an aggregate amount not to exceed $3,000,000 per fiscal year.

Section 6.11 Line of Business. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to, or a normal extension of, the Borrower’s and its Subsidiaries’ collective business as presently conducted, it being understood that any oilfield service business is reasonably related to such collective business.

Section 6.12 Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any material liability on the Lenders or the Administrative Agent.

Section 6.13 Compliance with ERISA. Except for matters that could not reasonably be expected to result in a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Legal Requirement, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14 Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, the Borrower and its Subsidiaries may effect such transactions with Property that is not Collateral so long as (a) such transactions do not exceed $2,500,000 in the aggregate during the term hereof; (b) the proceeds of any transaction permitted pursuant to this Section 6.14 shall promptly be applied by the Borrower to prepay any Advances outstanding and Cash Collateralize the Letter of Credit Exposure as of such date as more particularly set forth in Section 2.7(c); and (c) the Borrowing Base shall be reduced by the amount thereof attributable to such Inventory and Receivables as set forth in Section 2.18.

Section 6.15 Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations; provided that, for the avoidance of doubt, the Borrower or any Subsidiary may enter into Hedging Arrangements (A) to mitigate risk to which such Person has actual exposure, (B) to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.16 Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ending December 31, 2017, to be more than 3.50 to 1.00.

Section 6.17 Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ending March 31, 2016, to be less than (a) 1.15 to 1.00 for each fiscal quarter ending on or prior to June 30, 2017 and (b) 1.25 to 1.00 for each fiscal quarter ending after June 30, 2017.

Section 6.18 Capital Expenditures. No Credit Party shall, nor shall it permit any of its Subsidiaries to, cause the Net Capital Expenditures expended by the Borrower or any of its Subsidiaries (a) in the fiscal year ending December 31, 2017, to exceed $20,000,000 in the aggregate and (b) in each fiscal year ending after December 31, 2017, to exceed, in the aggregate, 75% of EBITDA of the immediately preceding fiscal year.

Section 6.19 Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, including the penultimate paragraph therein, or (c) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b).

Section 6.20 Landlord Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries, that is, or is required to be, a Credit Party to hold, store or otherwise maintain any Equipment or Inventory that is intended to constitute Collateral pursuant to the Security Documents at premises within the US which are not owned by a Credit Party unless (i) such Equipment is located (A) at the job site under which such Equipment is in use or (B) in the ordinary course of business, on a prior or future job site and is expected to be in service within 30 days, (ii) such Equipment or Inventory is located at Third Party Locations and which such Credit Party has used commercially reasonable efforts to seek and deliver a Collateral Access Agreement to the Administrative Agent, (iii) such Equipment is office equipment located at such Credit Party’s regional corporate headquarters or sales offices, (iv) Inventory located on premises owned or operated by the customer that is to purchase such Inventory, (v) in the case of any Equipment that has been damaged, such Equipment is located at the place of repair of such Equipment or (vi) the aggregate value of all other Equipment and Inventory located at Third Party Locations and which are not covered by a Collateral Access Agreement is less than $50,000.

Section 6.21 Equity Issuances. The Borrower shall not, nor shall it permit any of its Subsidiaries to, issue Equity Interests other than common Equity Interests of the Borrower.

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or under any AutoBorrow Agreement (other than the failure to pay such principal under such AutoBorrow Agreement which is fully satisfied with a Borrowing under Section 2.4(d)) or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(a), Section 5.2(h), or Article VI of this Agreement or the corresponding covenants in the Guaranty; provided, however that any Event of Default under Section 6.16 is subject to cure as contemplated by Section 7.7 below; or (ii) any breach by any Credit Party of any other covenant or agreement contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days after the earliest of (A) the date any Responsible Officer of the Borrower has actual knowledge of such breach, (B) the date any Executive Officer of any Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to the Borrower by any Lender Party;

(d) Guaranty. (i) Any material provision in the Guaranty shall at any time (before the Guaranty expires in accordance with its terms) and for any reason be determined by a court of competent jurisdiction to cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any Guarantor party thereto; (ii) any Guarantor shall deny in writing that it has any liability or obligation under the Guaranty; or (iii) any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest with respect to any Collateral having a fair market value, individually or in the aggregate, in excess of $2,500,000 (unless released or terminated pursuant to the terms of such Security Document) or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f) Cross-Default. (i) The Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default (but excluding Debt owing to the Lenders hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower or its Subsidiaries which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default (but excluding Debt owing to the Lenders hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the Swap Termination Value that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Credit Party shall terminate its existence or dissolve or (ii) the Borrower or any Subsidiary (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Adverse Judgment. The Borrower or any of its Subsidiaries suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers have not denied, greater than $5,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expected to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $5,000,000;

(j) Multiemployer Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $5,000,000;

(k) Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on the Borrower or the Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.2); or

(l) Change in Control. The occurrence of a Change in Control.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender and the Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender and the Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document by appropriate proceedings.

Section 7.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the Secured Obligations of any Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, the Administrative Agent, or the Issuing Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, the Administrative Agent, or the Issuing Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon any Credit Party shall entitle any Credit Party to similar notices or demands in the future.

Section 7.6 Application of Payments.

(a) Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.6.

(b) After Event of Default. If an Event of Default has occurred and is continuing, except as provided in Section 7.6(c) below, any amounts received or collected on account of the Secured Obligations shall be applied as determined by the Administrative Agent in its reasonable discretion to the Secured Obligations, or at the direction of the Majority Lenders, applied by the Administrative Agent in the following order and manner:

(i) First, to payment of that portion of such Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.11, Section 2.12, and Section 2.14) payable by any Credit Party to the Administrative Agent in its capacity as such;

(ii) Second, to payment of that portion of such Secured Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties in proportion to the amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of such Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties and amounts payable under Article II), ratably among such Secured Parties in proportion to the amounts described in this clause Third payable to them;

(iv) Fourth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(v) Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations payable by any Credit Party (including obligations under Hedging Agreements with any Swap Counterparties and Banking Services Obligations) and allocated ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

(vi) Sixth, to the remaining Secured Obligations owed by any Credit Party, allocated ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them; and

(vii) Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. For purposes of this clause (b) “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be Swap Termination Value that would be required to be paid if such Hedging Arrangements were terminated at such time. Notwithstanding the foregoing, payments and collections received by the Administrative Agent from any Credit Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Credit Party’s Collateral shall not be applied to Excluded Swap Obligations with respect to any Credit Party, provided, however, that the Administrative Agent shall make such adjustments as it determines are appropriate with respect to payments and collections received from the other Credit Parties (or proceeds received in respect of such other Credit Parties’ Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.6 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations).

(c) After Exercise of Remedies. After the exercise of remedies provided for in Section 7.2 (or after the Advances have automatically become immediately due and payable as set forth in Section 7.3), any amounts received or collected on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with clauses (i) – (vii) of Section 7.6(b) above.

Section 7.7 Equity Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under the covenants set forth in Section 6.16 or Section 6.17 and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the Borrower may sell or issue common Equity Interests of the Borrower to any of the Equity Interest holders (to the extent such transaction would not result in a Change in Control) or obtain cash capital contributions on account of common Equity Interests of the Borrower and apply the Equity Issuance Proceeds thereof to increase EBITDA with respect to such applicable quarter (and include it as EBITDA in such quarter for any four fiscal quarter period included in such calculation); provided that (i) such Equity Issuance Proceeds are actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to such fiscal quarter hereunder, (ii) the amount of such Equity Issuance Proceeds included as EBITDA for any such fiscal quarter shall not exceed the amount necessary to cause the Leverage Ratio or the Fixed Charge Coverage Ratio on a pro forma basis after giving effect to the cure provided herein, for any applicable period to be less than the then required levels under Section 6.16 or greater than the then required levels under Section 6.17, as applicable, (iii) such Equity Issuance Proceeds must be applied first, as a prepayment of the outstanding principal amount of the Tranche B Term Advances and applied in the inverse order of maturity, second as a prepayment of the outstanding principal amount of the Tranche C Term Advances and applied in the inverse order of maturity, third as a prepayment of the outstanding principal amount of any Swingline Advances, fourth as a prepayment of the outstanding Revolving Tranche A Advances on a pro rata basis, and fifth, if a Borrowing Base Deficiency exists, as cash collateral deposited into the Cash Collateral Account to Cash Collateralize the Letter of Credit Exposure, and (iv) the

Commitments shall be reduced permanently by the amounts applied to the Revolving Tranche A Advances under clause (iii). Subject to the terms set forth above and the terms in clause (b) below, upon (A) application of the Equity Issuance Proceeds as provided above within the ten (10) Business Day period described above in such amounts sufficient to cure the Events of Default under the covenant set forth in Section 6.16 or Section 6.17, and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer of the Borrower to the Administrative Agent reflecting compliance with Section 6.16 or Section 6.17, such Events of Default shall be deemed cured and no longer in existence.

(b) The parties hereby acknowledge and agree that this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the Leverage Ratio covenant set forth in Section 6.16 and the Fixed Charge Coverage Ratio covenant set forth in Section 6.17 and shall not result in any adjustment to any amounts (including, for the avoidance of doubt, any reduction in Debt for the subject fiscal quarter as a result of the application of the Equity Issuance Proceeds required in clause (a) above or any determination of the Leverage Ratio for purposes of determining Applicable Margin) other than the amount of EBITDA referred to in Section 7.7(a) above for purposes of determining the Borrower’s compliance with Section 6.16 and Section 6.17.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND ISSUING LENDER

Section 8.1 Appointment, Powers, and Immunities.

(a) Appointment and Authority. Each Lender, the Swingline Lender and the Issuing Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lender.

(c) Exculpatory Provisions. The Administrative Agent (which term as used in this Section 8.1(c) shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.1 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, the Swingline Lender or the Issuing Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2 Reliance by Administrative Agent and Issuing Lender. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.4 Indemnification.

(a) INDEMNITY OF ADMINISTRATIVE AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR

ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) INDEMNITY OF ISSUING LENDER. THE REVOLVING LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE REVOLVING ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE REVOLVING ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO REVOLVING LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S

GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limitation of the foregoing, each Revolving Lender agrees to reimburse the Issuing Lender promptly upon demand for its ratable share (determined as set forth above in this paragraph) of any out-of-pocket expenses (including counsel fees) incurred by the Issuing Lender in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Issuing Lender is not reimbursed for such by the Borrower.

Section 8.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.6 Resignation of Administrative Agent, Issuing Lender or Swingline Lender.

(a) The Administrative Agent and the Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to (i) appoint a successor Administrative Agent, and (ii) appoint a successor Issuing Lender, which shall be a Lender. If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lender, appoint a successor agent or issuing lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by an Administrative Agent or an Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any collateral security held by such Administrative Agent on behalf of the Lenders or an Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.1 and Section 2.3(g) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

(d) The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Advances made by it prior to such resignation, but shall not be required to make any additional Swingline Advances. Upon such notice of resignation, the Borrower shall have the right to designate any other Revolving Lender as the Swingline Lender with the consent of such Lender so long as operational matters related to the funding of Advances under the Facility have been adequately addressed to the reasonable satisfaction of such new Swingline Lender and the Administrative Agent (if such new Swingline Lender and the Administrative Agent are not the same Person).

Section 8.7 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirement.

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by such Administrative Agent upon any Collateral (a) upon the occurrence of each of the following (“Security Termination”): (1) termination of this Agreement, (2) termination of all Hedging Arrangements with Swap Counterparties (other than Hedging Arrangements as to which arrangements satisfactory to the applicable Swap Counterparty in its sole discretion have been made), (3) termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Issuing Lender have been made), and (4) the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to the Issuing Lender have been made) and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter (other than, for the avoidance of doubt, as a result of a transaction that is prohibited hereunder); or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under the Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement.

(c) Upon request by an Administrative Agent at any time, the Secured Parties will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 8.7. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Secured Parties or any other Lender Party for any failure to monitor or maintain any portion of the Collateral.

(d) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Guaranty and under the Security Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.

(e) By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 8.7.

Section 8.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents and Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Swingline Lender or Issuing Lender hereunder.

Section 8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.8.

Section 8.10 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties, on terms acceptable to the Majority Lenders, all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Credit Document or with the written consent of the Majority Lenders, it will not take any enforcement action, accelerate obligations under any of the Credit Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay, within 30 days of invoice, (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights, (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Advances or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Release of Hazardous Substance on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Claim related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such actions, suits, losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Legal Requirement, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 9.1(b) above, to the extent covered thereby, is a claim of direct or actual damages and nothing contained in the foregoing sentence shall limit the Borrower’s indemnification obligations to the extent set forth in clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the aggregate Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(e) Payments. All amounts due under this Section 9.1 shall, unless otherwise set forth above, be payable not later than 10 days after demand therefor.

(f) Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Maximum Exposure Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Administrative Agent, Issuing Lender or Swingline Lender solely in its capacity as such, only the Lenders of the applicable Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought as set forth in this paragraph above), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (f) are subject to the provisions of Section 2.5(e).

Section 9.2 Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letter, any AutoBorrow Agreement, Letter of Credit Applications and Letter of Credit Reimbursement Agreements), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Revolving Lenders and the Borrower, (i) reduce the principal of, or interest on, the Revolving Advances (provided that, the consent of the Majority Lenders shall be sufficient to waive or reduce the increased portion of interest on the Revolving Advances resulting from Section 2.9(e)), or (ii) change the number of Revolving Lenders which shall be required for the Revolving Lenders to take any action hereunder or under any other Credit Document;

(b) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.2), (iii) increase the aggregate Commitments (except pursuant to Section 2.16), (iv) amend Section 2.13(f), Section 7.6, this Section 9.2, Section 9.7(a)(v) or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (v) release all or substantially all of the Guarantors from their respective obligations under the Guaranty except as specifically provided in the Credit Documents or release the Borrower from its obligations under the Guaranty, (vi) release all or substantially all of the Collateral except as permitted under Section 8.7(b), (vii) amend the definitions of “Majority Lenders”, or “Maximum Exposure Amount”, or (viii) amend the definitions of “Secured Parties”, “Secured Obligations” or “Collateral” in a manner materially adverse to any Secured Party;

(c) no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly affected thereby, (i) postpone any date fixed for any interest, fees or other amounts payable hereunder or extend the Maturity Date, or (ii) subordinate payment of the Obligations to any other Indebtedness;

(d) no Commitment of a Lender or any obligations of a Lender may be increased or extended without such Lender’s written consent;

(e) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(f) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document; and

(g) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Swingline Lender under this Agreement or any other Credit Document.

For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations.

Section 9.3 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.4 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. Without limiting the provisions hereof which expressly provide for the survival of obligations, all obligations of the Borrower or any other Credit Party provided for in Section 2.9(d), Section 2.11, Section 2.12, Section 2.14(d), and Section 9.1(a), (b), (c) and (e) and all of the obligations of the Lenders in Section 8.3, Section 8.4, Section 9.1(c) and Section 9.1(f) shall survive any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.

Section 9.5 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it.

Section 9.6 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party or pursuant to a transaction permitted under Section 6.7(a) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.7, (b) by way of participation in accordance with the provisions of Section 9.7(c), or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.7(e) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.7 Lender Assignments and Participations.

(a) Assignment by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (a)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender; and

(C) the consent of the Issuing Lender and Swingline Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.14(c) and Section 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(b) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Borrower hereby agrees that the Administrative Agent acting as its non-fiduciary agent solely for the purpose set forth above in this clause (b), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) – (d) of Section 9.2, Section 9.6 or clauses (a) or (b) of this Section 9.7 (that adversely affects such Participant). Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Section 2.11, Section 2.12 and Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(f) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Credit Documents (the “Participant Register”) and no Lender shall have any obligation to disclose any information contained in any Participant Register (including the identity of any Participant or any information relating to the Participant’s interests under this Agreement) except to the extent that such disclosure is necessary to ensure that the rights and obligations reflected in such register, or in any Register, are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (c), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d) Limitations upon Participant Rights. A Participant (i) shall agree to be subject to the provisions of Section 2.15 as if it were an assignee under paragraph (a) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.14(g), in which case Section 2.14 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8 Confidentiality. Each Lender Party agrees to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, or advisor of any Lender Party or Affiliate of any Lender Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (f) that is or becomes available to the public or that is or becomes available to any Lender Party other than as a result of a disclosure by any other Lender Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lender Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or Governmental Authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Section 9.9 Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule II; (ii) if to the Administrative Agent or Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule II; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of an Administrative Agent, or any Person that is not an Affiliate of an Administrative Agent), such as IntraLinks, Debt Domain, Syndtrak or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or any Lender Party’s transmission of communications through the Platform.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.10 Usury Not Intended. It is the intent of each Credit Party and each Lender Party in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lender Parties and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lender Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11 Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Administrative Agent for the account of the applicable Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by applicable Legal Requirement, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders, the Swingline Lender and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13 Governing Law. This Agreement, the Notes and the other Credit Documents (other than such Credit Documents which expressly provide otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

Section 9.14 Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE CREDIT PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.15 Waiver of Venue. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.14. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.16 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.17 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.17, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.17 constitute, and this Section 9.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.18 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.19 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.20 Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.21 Confirmation of Flood Policies and Procedures. Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Wells Fargo, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws; however, Wells Fargo reminds each Lender and Participant in the Facilities that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facilities) is responsible for assuring its own compliance with the flood insurance requirements.

Section 9.22 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.24 Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

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SCHEDULE I

Pricing Schedule

From the period commencing with the Amendment No. 5 Effective Date until the delivery of the Compliance Certificate in connection with the financial statements most recently delivered pursuant to Section 5.2 for the fiscal quarter ending December 31, 2017, the Applicable Margin with respect to Commitment Fees and Advances (including, if applicable, Swingline Advances but not including Tranche B Term Advances or Tranche C Term Advances) shall be determined in accordance with the following Table I:

Table I

Eurodollar Advances	Base Rate Advances	Commitment Fee
425.0 bps	325.0 bps	75.0 bps

The Applicable Margin with respect to Commitment Fees and Advances (including, if applicable, Swingline Advances but not including Tranche B Term Advances or Tranche C Term Advances) shall be determined in accordance with the following Table II based on the Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the financial statements most recently delivered pursuant to Section 5.2, commencing with the fiscal quarter ending December 31, 2017. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable financial statements and corresponding Compliance Certificate as required by the terms of this Agreement. Subject to the following sentence, if the Borrower fails to deliver the quarter-end or year-end financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such financial statements and Compliance Certificate were required to be delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees and Advances (including, if applicable, Swingline Advances but not including Tranche B Term Advances or Tranche C Term Advances) shall be determined at Level IV and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower. For the avoidance of doubt, Table I above shall apply until the Borrower delivers to the Administrative Agent the financial statements and corresponding Compliance Certificate for the fiscal quarter ending December 31, 2017. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.9(d). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level IV).

Table II

	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level I	<2.00x	275.0 bps	175.0 bps	50.0 bps
Level II	>2.00x; <2.50x	300.0 bps	200.0 bps	50.0 bps
Level III	>2.50x; <3.00x	325.0 bps	225.0 bps	50.0 bps
Level IV	>3.00x	350.0 bps	250.0 bps	75.0 bps

The Applicable Margin with respect to Tranche B Term Advances shall be determined in accordance with the following Table III:

Eurodollar Advances	Base Rate Advances
575.0 bps	475.0 bps

Schedule I to Credit Agreement

From the period commencing with the Amendment No. 5 Effective Date until the delivery of the Compliance Certificate in connection with the financial statements most recently delivered pursuant to Section 5.2 for the fiscal quarter ending December 31, 2017, the Applicable Margin with respect to Tranche C Term Advances shall be determined in accordance with the following Table IV:

Table IV

Eurodollar Advances	Base Rate Advances
450.0 bps	350.0 bps

The Applicable Margin with respect to Tranche C Term Advances shall be determined in accordance with the following Table V based on the Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the financial statements most recently delivered pursuant to Section 5.2, commencing with the fiscal quarter ending December 31, 2017. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable financial statements and corresponding Compliance Certificate as required by the terms of this Agreement. Subject to the following sentence, if the Borrower fails to deliver the quarter-end or year-end financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such financial statements and Compliance Certificate were required to be delivered pursuant to Section 5.2, the Applicable Margin with respect to the Tranche C Term Advances shall be determined at Level IV and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower. For the avoidance of doubt, Table IV above shall apply until the Borrower delivers to the Administrative Agent the financial statements and corresponding Compliance Certificate for the fiscal quarter ending December 31, 2017. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.9(d). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level IV).

Table V

	Leverage Ratio	Eurodollar Advances	Base Rate Advances
Level I	<2.00x	300.0 bps	200.0 bps
Level II	>2.00x; <2.50x	325.0 bps	225.0 bps
Level III	>2.50x; <3.00x	350.0 bps	250.0 bps
Level IV	>3.00x	375.0 bps	275.0 bps

Schedule I to Credit Agreement

SCHEDULE II

Commitments, Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWINGLINE LENDER

Wells Fargo Bank, National Association	Address: 1445 Ross Avenue, Suite 4560 Dallas, TX 75202 Attn: Whitney Wall Telephone: (214) 721-6455 Facsimile: (214) 721-6422 E-mail: wallwa@wellsfargo.com

CREDIT PARTIES

Borrower/Guarantors	Address: Beckman Production Services, Inc. c/o SCF Partners, L.P. 600 Travis, Suite 6600 Houston, Texas 77002 Attn: Ryan S. Liles Fax: 713-227-7850

Lender	Commitment (including the funded portion thereof represented by Tranche B Term Advances and Tranche C Term Advances)	Commitment (not including the funded portion thereof represented by Tranche B Term Advances and Tranche C Term Advances)	Tranche B Term Advances Outstanding on Amendment No. 5 Effective Date	Tranche C Term Advances Outstanding on Amendment No. 5 Effective Date
Wells Fargo Bank, National Association	$37,919,148.91	$4,468,085.10	$1,787,234.03	$31,663,829.76
ZB, N.A. dba Amegy Bank	$24,376,595.75	$2,872,340.43	$1,148,936.17	$20,355,319.15
HSBC Bank USA, National Association	$20,042,978.75	$2,361,702.13	$944,680.86	$16,736,595.76
Comerica Bank	$17,334,468.08	$2,042,553.19	$817,021.28	$14,474,893.62
Regions Bank	$17,334,468.08	$2,042,553.19	$817,021.28	$14,474,893.62
IBERIABANK	$10,292,340.42	$1,212,765.96	$485,106.38	$8,594,468.09

Total:	$127,300,000.00	$15,000,000.00	$6,000,000.00	$106,300,000.00

Schedule II to Credit Agreement

Schedule 5.7

Requirements for New Subsidiaries

Within 14 days (or within 30 days with respect to any Foreign Subsidiary) or, in any event, such longer time period as consented to by the Administrative Agent in its sole discretion of creating a new Subsidiary or acquiring a new Subsidiary, the Administrative Agent shall have received each of the following to the extent applicable:

(a) Guaranty. A joinder and supplement to the Guaranty executed by such Subsidiary;

(b) Security Agreement. Each of the following, to the extent required by the Administrative Agent in order to create and perfect an Acceptable Security Interest in the Collateral as required by Section 5.6: (i) a joinder and/or supplement to the Security Agreement executed by such new Subsidiary and any other Credit Party that owns Equity Interests in such new Subsidiary, (ii) in the case of any new Foreign Subsidiary, such other documents or instruments executed by such Foreign Subsidiary or any other Credit Party as may be prepared by foreign counsel, and (iii) if applicable, stock certificates and stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments required by Section 5.6;

(c) Real Estate. A Responsible Officer’s certificate from such new Subsidiary certifying a complete listing of all real Property owned or leased by such new Subsidiary and including a notation as to whether such owned real Property is Material Real Property.

(d) Corporate Documents. A secretary’s certificate from such new Subsidiary certifying such Subsidiary’s (i) officers’ incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing from the state or other applicable jurisdiction in which each such Person is organized dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(e) Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(f) Opinion of Counsel. If reasonably requested by the Administrative Agent, an opinion of counsel (including foreign counsel, if applicable) in form and substance reasonably acceptable to Administrative Agent related to such new Subsidiary and substantially similar to the legal opinions delivered at the Closing Date with respect to the other Subsidiaries in existence on the Closing Date.

Notwithstanding the foregoing, the Borrower shall not be required to furnish any of the foregoing pledges, guaranties, security interests or related documents or instruments with respect to any newly created or acquired Foreign Subsidiary that is not required to become a Guarantor.

Schedule 5.7 to Credit Agreement

EXHIBIT D

COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM                 , 201 TO                 , 201

This certificate dated as of                         ,                  is prepared pursuant to the Credit Agreement dated as of May 2, 2014 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Beckman Production Services, Inc. (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Borrower, certifies that:

(a) all of the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date hereof, except that any representation and warranty which by its terms is made as of a specified date is true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date;

(b) attached hereto in Schedule A is a spreadsheet reflecting the calculations of, as of the date and for the periods covered by this certificate, Funded Debt, EBITDA, Fixed Charges, Capital Expenditures expended by the Borrower or any Subsidiary, any Equity Funded Capital Expenditures, any Capital Expenditures that constitute a Permitted Acquisition and Net Cash Proceeds received from Dispositions;

[(c) no Default or Event of Default has occurred or is continuing as of the date hereof; and]

—or—

[(c) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

                                                                              ; and]

(d) as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, are true and correct in all material respects:

Exhibit D – Compliance Certificate

I. Section 6.16 Leverage Ratio for the period ending                         , 20 :1

(a)	Funded Debt as of the last day of such Testing Period		$

(b)	EBITDA[2] for the Testing Period[3]

	(i)	the Borrower’s consolidated Net Income for the Testing Period	$

	(ii)	to the extent deducted in determining such consolidated Net Income for such period, Interest Expense, Federal, state, local and foreign income taxes (including Texas franchise taxes), depreciation, amortization and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period	$

	(iii)	to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Transactions during such period	$

	(iv)	to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with Amendment No. 4 and Amendment No. 5 during such period	$

	(v)	to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Nine Acquisition during such period[4]	$

[1]	Calculated as of the last day of each fiscal quarter, commencing with the quarter ending December 31, 2017.
[2]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions (including the Closing Date Acquisition) and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be in a manner reasonably acceptable to the Administrative Agent and with supporting documentation reasonably acceptable to the Administrative Agent.
[3]	The “Testing Period” is determined as follows: (a) for the calculations to be made for the fiscal quarter ending December 31, 2017, the Testing Period is the fiscal quarter then ended, (b) for the calculations to be made for the fiscal quarter ending March 31, 2018, the Testing Period is the two-fiscal quarter period then ended, (c) for the calculations to be made for the fiscal quarter ending June 30, 2018, the Testing Period is the three-fiscal quarter period then ended and (d) for the calculations to be made for each fiscal quarter ending on or after September 30, 2018, the Testing Period is the four-fiscal quarter period then ended.
[4]	For purposes of calculating “EBITDA” the aggregate amounts added back pursuant to clause (v) shall not exceed $2,500,000 in the aggregate and the aggregate amounts added back pursuant to clauses (vi) and (viii) (excluding any such amounts added back to EBITDA prior to January 1, 2016) shall not exceed an amount equal to the greater of (x) $1,000,000 for any four fiscal quarter period beginning with the fiscal quarter ending on March 31, 2016 and (y) five percent (5%) of EBITDA (without giving effect to clauses (vi) and (viii) above) for any four fiscal quarter period unless otherwise agreed to by the Administrative Agent. For the avoidance of doubt, such amounts added back pursuant to such clauses (v), (vi) and (viii) above may occur in any incremental amount for any fiscal quarter so long as the aggregate amounts added back during any four-fiscal quarter period which includes such fiscal quarter do not exceed the cap set forth in the immediately preceding sentence.

Exhibit D – Compliance Certificate

	(vi)	to the extent deducted in determining such consolidated Net Income for such period, reasonable non-recurring cash charges and expenses incurred in connection with Permitted Acquisitions during such period[5]	$

	(vii)	to the extent deducted in determining such consolidated Net Income for such period, non-cash equity-based compensation paid for such period	$

	(viii)	to the extent deducted in determining such consolidated Net Income for such period, restructuring and other non-recurring expenses incurred during such period, including severance costs, costs associated with office or plant openings or closings and consolidation or relocation fees for such period[6]	$

	(ix)	all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815)	$

	(b)	= [(i)+(ii)+(iii)+(iv)+(v)+(vi)+(vii)+(viii)] – (ix)	$

(c)		Adjusted EBITDA multiplier	[4][2][4/3][1][7]

(d)		Adjusted EBITDA = (b) x (c)	$

		Leverage Ratio = (a) divided by (d) =	to 1.00

		Maximum Leverage Ratio	3.50 to 1.00

Compliance Yes No

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Compliance Certificate continues on following pages.]

[5]	See Footnote 4.
[6]	See Footnote 4.
[7]	Use (a) 4 for calculations to be made for the fiscal quarter ending December 31, 2017, (b) 2 for calculations to be made for the two-fiscal quarter period ending March 31, 2018, (c) 4/3 for calculations to be made for the three-fiscal quarter period ending June 30, 2018 and (d) 1 for each four-fiscal quarter period ending on or after September 30, 2018.

Exhibit D – Compliance Certificate

II. Section 6.17 Fixed Charge Coverage Ratio:8

(a)	EBITDA for the quarter ending , 20		$

(b)	Fixed Charges for such quarter		$

	Fixed Charge Coverage Ratio = (a) divided by (b) =	to 1.00

	Minimum Fixed Charge Coverage Ratio	[1.15 to 1.00][9][1.25 to 1.00][10]

	Compliance	Yes	No

[Remainder of this page intentionally left blank.

Compliance Certificate continues on following pages.]

[8]	Calculated as of the last day of each fiscal quarter, commencing with the quarter ending March 31, 2016.
[9]	Use for the each fiscal quarter ending on or prior to June 30, 2017.
[10]	Use for each fiscal quarter ending after June 30, 2017.

Exhibit D – Compliance Certificate

III. Section 6.18 Capital Expenditures:11

(a)	Capital Expenditures expended by the Borrower or any of its Subsidiaries from and after the first day of the fiscal year until the last day of such fiscal year during which this reporting period falls	$

(b)	Equity Funded Capital Expenditures from and after the first day of the fiscal year until the last day of such fiscal year during which this reporting period falls (to the extent included in (a) above)	$

(c)

Capital Expenditures from and after the first day of the fiscal year until the last day of such fiscal year during which this reporting period falls that constitute a Permitted Acquisition (to the extent included in (a) above)

$

(d)

the lesser of (i) Net Cash Proceeds resulting from sales, conveyances and other dispositions of Property (other than Nonordinary Course Asset Sales) and received by such Person during such period, and (ii) $5,000,000

$

(e)	Net Capital Expenditure = (a) – (b) – (c) – (d)	$

(f)	EBITDA for most recently ended fiscal year	$

[(g)	limit for Capital Expenditures expended in each fiscal year ending after December 31, 2017 = 75% ofIII.(f) =	$ ]

	Capital Expenditure Covenant:	(e)≤[$20,000,000][12][(g)][13]
	Compliance	Yes No

[11]	Only calculated for the compliance certificate delivered with the year-end financials.
[12]	Use for the fiscal year ending December 31, 2017.
[13]	Use for each fiscal year ending after December 31, 2017.

Exhibit D – Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                              ,             .

BECKMAN PRODUCTION SERVICES, INC.

By:
Name: Ryan Liles
Title: Chief Financial Officer, Treasurer and Secretary

Exhibit D – Compliance Certificate

EXHIBIT E-1

NOTICE OF REVOLVING BORROWING

[Date]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone: (704) 590-2760

Telecopy: (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1445 Ross Avenue, Suite 4560

Dallas, TX 75202

Attn: Whitney Wall

Telephone: (214) 721-6455

Facsimile: (214) 721-6422

Email: wallwa@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Beckman Production Services, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of May 2, 2014 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto from time to time (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender (as each such term is defined therein). The Borrower hereby gives you irrevocable notice pursuant to [Section 2.5(a)][Section 2.4(e)] of the Credit Agreement that the Borrower hereby requests a Borrowing consisting of [Revolving Advances][Swingline Advances] (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Proposed Borrowing will be composed of [Base Rate Advances][Eurodollar Advances][Swingline Advances].

(c)	The aggregate amount of the Proposed Borrowing is $ .[1]

[1]	Each Proposed Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000.00 and in integral multiples of $100,000.00 in excess thereof and (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof. If any AutoBorrow Agreement is not in effect, each Swingline Advance shall be in an aggregate amount not less than $100,000.00 and in integral multiples of $50,000.00 in excess thereof.

Exhibit E-1   -  Notice of Revolving Borrowing

(d)	[The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is [one][three][six] month(s)].

(e)	After giving effect to the Proposed Borrowing, the Revolving Tranche A Outstandings would be $ .

(f)	The Borrowing Base in effect as of the date hereof is $ .

(g)	The aggregate Commitments as of the date hereof are $ .

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on the date of the Proposed Borrowing except for those representations and warranties that are expressly made as of an earlier date or period which shall be true and correct in all material respects as of such earlier date or period (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing; and

(iii)	after giving effect to the Proposed Borrowing, (a) the Revolving Tranche A Outstandings do not exceed the Borrowing Base and (b) the sum of the Revolving Tranche A Outstandings plus the sum of (i) the aggregate outstanding Tranche B Term Advances and (ii) the aggregate outstanding Tranche C Term Advances does not exceed the aggregate Commitments.

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit E - Notice of Revolving Borrowing

EXHIBIT F

NOTICE OF CONTINUATION OR CONVERSION

                         ,

Wells Fargo Bank, National Association

1445 Ross Avenue, Suite 4560

Dallas, TX 75202

Attn: Whitney Wall

Telephone: (214) 721-6455

Facsimile: (214) 721-6422

Email: wallwa@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Beckman Production Services, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of May 2, 2014 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the Borrower, the lenders party thereto from time to time (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender and Issuing Lender (as each such term is defined therein). The Borrower hereby gives you irrevocable notice pursuant to Section 2.5(b) of the Credit Agreement that the Borrower hereby requests a [Conversion][continuation] of outstanding Revolving Advances (the “Proposed Borrowing”) and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

1. The Business Day of the Proposed Borrowing is                     ,             .

2. The aggregate amount of the existing Revolving Advances to be [Converted] [continued] is $              and is comprised of [Base Rate Advances][Eurodollar Advances] (“Existing Advances”).

3. The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]] [a continuation of the Existing Advances].

4. The Existing Advances constitute [Revolving Tranche A Advances] [Tranche B Term Advances] [Tranche C Term Advances].

[(5) The Interest Period for the Proposed Borrowing is [one][three][six] month[s]].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A. the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such

Exhibit F – Notice of Continuation or Conversion

Proposed Borrowing, as though made on and as of such date except for those representations and warranties which were expressly made as of an earlier date or period which shall be true and correct as of such earlier date or period (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

B. no Default has occurred and is continuing or would result from such Proposed Borrowing.

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit F – Notice of Continuation or Conversion

EXHIBIT H-1

FORM OF NOTICE OF MANDATORY PAYMENT

[Date]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone: (704) 590-2760

Telecopy: (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1445 Ross Avenue, Suite 4560

Dallas, TX 75202

Attn: Whitney Wall

Telephone: (214) 721-6455

Facsimile: (214) 721-6422

Email: wallwa@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), (a) refers to the Credit Agreement dated as of May 2, 2014 (as the same may be amended, restated or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Mandatory Payment unless otherwise defined in this Notice of Mandatory Payment) among the Borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, issuing lender and swingline lender, and (b) certifies that it is authorized to execute and deliver this Notice of Mandatory Payment under and pursuant to the Credit Agreement.

Borrower hereby gives you irrevocable notice pursuant to Section 2.13(c) the Credit Agreement of the following payments (check the box next to which would apply for this Notice of Payment):

☐	MANDATORY PREPAYMENT AS A RESULT OF RECEIPT OF DEBT INCURRENCE PROCEEDS (OTHER THAN THOSE RESULTING FROM PERMITTED DEBT)

Debt Incurrence Proceeds of $            were received on             , 20        .

As required under Section 2.6(c)(i) of the Credit Agreement, Borrower will make a payment of $            on             , 20            , which shall be applied to prepay the Tranche B Term Advances.

Exhibit H-1 – Form of Notice of Mandatory Payment

☐	MANDATORY PREPAYMENT AS A RESULT OF A NON-PERMITTED DISPOSITION

A non-Permitted Disposition was completed on                     , 20             with Net Cash Proceeds of $            .

As required under Section 2.6(c)(ii) of the Credit Agreement, Borrower will make a payment of $            on             , 20            , which shall be applied to first prepay the outstanding principal amount of the Tranche B Term Advances until such time as the Tranche B Term Advances are repaid in full, second prepay the outstanding principal amount of the Tranche C Term Advances until such time as the Tranche C Term Advances are repaid in full, in accordance with Section 2.6(e) of the Credit Agreement, third prepay the Swingline Advances, fourth prepay the Revolving Tranche A Advances, and fifth, if any Borrowing Base Deficiency exists on the date of such non-Permitted Disposition, Cash Collateralize the Letter of Credit Exposure.

☐	MANDATORY PREPAYMENT AS A RESULT OF RECEIPT OF EXTRAORDINARY RECEIPTS

Extraordinary Receipts of $             were received on             , 20        , which, together with all Extraordinary Receipts received since the Amendment No. 4 Effective Date, exceed $1,000,000 by an amount equal to $            , and either (a) a Default exists so 100% of such excess is being applied as a payment or (b) no Default exists so only the portion of such excess that has not been used to reinvest in fixed or capital assets within 180 days following the receipt of such Extraordinary Receipts in a manner permitted under the Credit Agreement is being applied as payment.

As required under Section 2.6(c)(iii) of the Credit Agreement, Borrower will make a payment of $            on             , 20            , which shall be applied to first prepay the Tranche B Term Advances until such time as the Tranche B Term Advances are repaid in full, second prepay the outstanding principal amount of the Tranche C Term Advances until such time as the Tranche C Term Advances are repaid in full, in accordance with Section 2.6(e) of the Credit Agreement, third prepay the Swingline Advances, fourth prepay the Revolving Tranche A Advances, fifth, if any Borrowing Base Deficiency exists on the date of receipt of such Extraordinary Receipts, Cash Collateralize the Letter of Credit Exposure, and in the case of the foregoing third and fourth clauses, with a corresponding reduction in the Borrowing Base in an amount attributed to any Inventory related to such Casualty Event.

☐	MANDATORY PREPAYMENT AS A RESULT OF BORROWING BASE DEFICIENCY

A Borrowing Base Deficiency exists as reflected in the Borrowing Base Certificate delivered pursuant to Section 5.2(e) of the Credit Agreement or as notified to the Borrower by the Administrative Agent, and, as required under Section 2.6(c)(iv) of the Credit Agreement, Borrower will, within three Business Days, to the extent of such deficiency, make a payment of $            which shall be applied to first prepay the Swingline Advances, second prepay the Revolving Tranche A Advances, and third Cash Collateralize the Letter of Credit Exposure.

Exhibit H-1 – Form of Notice of Mandatory Payment

☐	MANDATORY PREPAYMENT AS A RESULT OF AVAILABLE CASH

As of             , 20            1, Available Cash in accounts held by, or for the benefit of the Borrower or its Subsidiary, exceeds $6,000,000 (excluding any outstanding checks and electronic funds transfers) and, as required under Section 2.6(c)(v) of the Credit Agreement, Borrower will, to the extent of such excess, make a payment of $            on the Business Day immediately following the date first listed above, which shall be applied to first prepay the Swingline Advances, second prepay the Revolving Tranche A Advances, third if any Borrowing Base Deficiency exists on such payment date, Cash Collateralize the Letter of Credit Exposure, fourth prepay the Tranche B Term Advances until such time as the Tranche B Term Advances are repaid in full, and fifth prepay the Tranche C Term Advances until such time as the Tranche C Term Advances are repaid in full, in accordance with Section 2.6(e) of the Credit Agreement.

☐	This payment has been [waived] [extended] [amended] by the Majority Lenders and the Borrower such that [no payment is required] [payment is not due until , 20 ] [the terms of such payment have been amended as follows: ].

☐	This payment has not been waived, extended or amended by the Majority Lenders and the Borrower such that payment is hereby required on the Business Day immediately following the date first listed above.

☐	MANDATORY PREPAYMENT AS A RESULT OF EXCESS CASH FLOW

The Leverage Ratio of the Borrower as of December 31, 20[            ] is greater than 2.00 to 1.00. Excess Cash Flow is calculated as follows:

(a)	Borrower’s consolidated EBITDA for the fiscal year then ended	$

(b)	any decrease in the Working Capital of the Borrower and its Subsidiaries during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end of such period)	$

(c)	Taxes actually paid in cash by the Borrower and the other Credit Parties during such twelve month period	$

(d)	permitted Capital Expenditures (excluding Equity Funded Capital Expenditures and any Capital Expenditures funded with proceeds of Debt) of the Borrower and the other Credit Parties actually paid during such twelve month period	$

[1]	To be measured on the last Business Day of each calendar month.

Exhibit H-1 – Form of Notice of Mandatory Payment

(e)	consolidated Interest Expense of the Borrower actually paid during such twelve month period	$

(f)	the aggregate amount of cash charges added back to EBITDA during such period for purposes of calculating EBITDA pursuant to the definition of EBITDA	$

(g)	principal installment payments and optional prepayments of Tranche B Term Advances and Tranche C Term Advances made during such twelve month period (other than payments required under Section 2.6(c)(vi)	$

(h)	other principal payments on Funded Debt (other than Revolving Tranche A Advances or any other Funded Debt of a revolving nature) made during such twelve month period	$

(i)	cash payments made in respect of Investments permitted under Section 6.3 of the Credit Agreement and Permitted Acquisitions during such twelve month period	$

(j)	any increase in the Working Capital of the Borrower and its Subsidiaries during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning thereof)	$

(k)	the sum of (c) + (d) + (e) + (f) + (g) + (h) + (i) + (j)	$

Excess Cash Flow = (a) plus (b) minus (k) $            with 75% thereof to be applied as payment.

As required under Section 2.6(c)(vi) of the Credit Agreement, the Borrower will make a payment of $            on April 30, 20            , which shall be applied to first prepay the Tranche B Term Advances until such time as the Tranche B Term Advances are repaid in full, and second prepay the outstanding principal amount of the Tranche C Term Advances until such time as the Tranche C Term Advances are repaid in full, in accordance with Section 2.6(e) of the Credit Agreement.

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC.
a Delaware corporation

By:
Name:
Title:

Exhibit H-1 – Form of Notice of Mandatory Payment

EXHIBIT J

FORM OF BORROWING BASE CERTIFICATE

[date]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone: (704) 590-2760

Telecopy: (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1445 Ross Avenue, Suite 4560

Dallas, TX 75202

Attn: Whitney Wall

Facsimile: (214) 721-6422

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of May 2, 2014, among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), swingline lender and issuing lender (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Credit Agreement.

The Borrower hereby certifies that:

(a) the amounts and calculations regarding the Borrowing Base and the Facility set forth in Sections A, B, C and D on the attached Schedule A and on the accompanying supporting reports, if any, attached hereto are true and correct in all material respects as of the dates set forth on Schedule A;

(b) the amounts and calculations regarding the Accounts Receivable Aging Report and the Accounts Payable Aging Report for the Credit Parties as set forth in Schedule A and Schedule B, respectively, and on the accompanying supporting reports, if any, attached hereto are true and correct in all material respects as of the date set forth on Schedule A and Schedule B, respectively; and

Exhibit J – Form of Borrowing Base Certificate

(c) attached hereto as Schedule C is a detailed chart reflecting the Inventory of the Credit Parties.

[signature page follows]

Exhibit J – Form of Borrowing Base Certificate

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE A

BORROWING BASE CALCULATION

AVAILABILITY CALCULATION

As of [DATE]:

A.	ELIGIBLE RECEIVABLES

1.      Receivables[1] of the Credit Parties in each case reflected on their books in accordance with GAAP as of the month end immediately preceding the date hereof and, for the avoidance of doubt, owned by such Credit Parties on such date and which conform to the representations and warranties in Article IV of the Credit Agreement and in the Security Documents to the extent such provisions are applicable to the

Receivables.

$

minus

2.	(without duplication) the sum of Receivables which are:

a. not subject to an Acceptable Security Interest in favor of the Administrative Agent	$
b. Receivables to which a Credit Party does not have good and marketable title	$
c. not billed substantially in accordance with billing practices of such Credit Party in effect on the Amendment No. 4 Effective Date	$

or

billed substantially in accordance with billing practices of such Credit Party in effect on the Amendment No. 4 Effective Date but such Receivable is unpaid for more than 90 days from the date of the invoice (or such longer period for certain specific Receivables or specific Account Debtors as may otherwise be permitted by Administrative Agent in its sole discretion)

$

[1]	“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing, of a customer of such Person in respect of goods sold or services rendered by such Person, including the unpaid portion of an “account” or “account receivable” as defined in the UCC, if applicable

Exhibit J – Form of Borrowing Base Certificate

d.      if for services, (i) Receivables not created in the ordinary course of business of any Credit Party from the performance by such Credit Party of services which have been fully and satisfactorily performed or (ii) Receivable which is a progress billing or contingent upon any further performance

$

or

if for goods held for sale, (i) not from an absolute sale on open account, (ii) on consignment, on approval or on a “sale or return” basis, (iii) such goods were not solely and completely owned by the Credit Parties, or (iv) such goods were shipped or delivered to the Account Debtor but the Credit Parties do not have possession of any evidence of shipping or delivery receipts

or

$
if for goods held for rent, Receivables not created in the ordinary course of business from the rental by any Credit Party as the lessor of goods owned by such Credit Party.	$
e. Receivables that do not (i) represent a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms or (ii) arise from an enforceable contract	$
f. due from an Account Debtor that has more than 20% of its aggregate Receivables owed to any Credit Party more than 90 days past the invoice date	$

g.      owed by an Account Debtor that any Credit Party deems to not be creditworthy

or

owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) has admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business

$ $

h.      owed by an Account Debtor that is a Credit Party, an Affiliate of a Credit Party, or a director, officer, or employee of a Credit Party or of an Affiliate of Credit Party (other than with respect to a portfolio company of SCF and its related funds)

$

Exhibit J – Form of Borrowing Base Certificate

i. not evidenced by an invoice or evidenced by any chattel paper, promissory note or other instrument	$ $

j.       Receivables that, together with all other Receivables due from the same Account Debtor, comprise more than 25% of the aggregate Receivables of all Credit Parties with respect to all Account Debtors (provided, however, that the amount listed for this item (j) shall only be the excess of such amount)

$

k.      subject to a set-off, counterclaim, defense, allowance or adjustment

or

Receivables for which there has been a dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof

$
provided, however, that the amount listed for this item (k) shall only be the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment	$
l. owed in a currency other than Dollars or due from an Account Debtor organized under applicable law of a jurisdiction other than the United States or any state of the United States	$ $

m.     due from the United States government, or any department, agency, public corporation, or instrumentality thereof and the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable have not been complied with to the Administrative Agent’s satisfaction

$
n. owed by an Account Debtor that is a Sanctioned Person or a Sanctioned Entity	$
o. the result of (i) work-in-progress, (ii) finance or service charges (other than oil field services rendered by any Credit Party in the ordinary course of business), or (iii) payments of interest	$
p. written off the books of any Credit Party or otherwise designated as uncollectible by any Credit Party	$

Exhibit J – Form of Borrowing Base Certificate

q. subject to a reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Receivable	$
r. newly created Receivables resulting from the unpaid portion or credit balance of a partially paid Receivable	$

s.      subject to a third party’s rights which would be superior to the Lien of Administrative Agent created under the Credit Documents (including Permitted Liens other than Liens permitted under Section 6.2(d) of the Credit Agreement for taxes that are not yet due and payable)

$
t. deemed ineligible by the Administrative Agent in its Permitted Discretion	$
TOTAL:	$

3.	Eligible Receivables = (1) – (2) = $

Exhibit J – Form of Borrowing Base Certificate

B. ELIGIBLE INVENTORY2

1.      Inventory[3] of the Credit Parties that is of a type customarily held as Inventory in the respective Credit Parties’ business as being conducted on the Amendment No. 4 Effective Date on the month end immediately preceding the date hereof and, for the avoidance of doubt, owned by such Credit Parties on such date.

$

minus

2.	(without duplication) the sum of Inventory of the Credit Parties which is Inventory:

a.	in which the Administrative Agent does not have an Acceptable Security Interest	$

b.	with respect to which a claim exists disputing applicable Credit Party’s title to or right to possession	$

c.	that is obsolete or slow moving for which a reserve has been booked by the applicable Credit Party in accordance with GAAP	$

d.	that is rejected, spoiled or damaged, or otherwise not readily saleable or usable in its present state for the use for which it was processed or purchased	$

e.	that has been shipped or delivered to a customer on consignment, on a sale or return basis, or on the basis of any similar understanding	$

f.	in transit (provided that, “in transit” shall be deemed not to include any situation or circumstance where each of the following conditions are met: (i) the Inventory is “in transit” between Credit Parties, and (ii) a Credit Party retains title to such Inventory)	$

g.	held for lease	$

h.

(i)  located on premises owned or operated by the customer that is to purchase such Inventory

or

(ii) located at any Third Party Location that is not subject to a Collateral Access Agreement other than those that are covered under the Rent Reserve Amount for such Borrowing Base in Administrative Agent’s Permitted Discretion

$ $
	i. that does not comply with any Legal Requirement or the standards imposed by any Governmental Authority having authority over such Inventory or such applicable Credit Party with respect to its manufacture, use, or sale	$

	j. that is bill and hold goods or deferred shipment	$

[2]	Valued at the lower of cost or market value in accordance with GAAP.
[3]	“Inventory” of any Person means (a) all inventory (as defined in the UCC) owned by such Person, wherever located and whether or not in transit, which is held for sale and (b) other goods which are held for use in the ordinary course of business and which are considered “inventory” on such Person’s books for purposes of GAAP.

Exhibit J – Form of Borrowing Base Certificate

k.	evidenced by any negotiable document of title unless such document of title has been delivered to the Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent	$

l.	produced in violation of the Fair Labor Standards Act or that is subject to the “hot goods” provisions contained in Title 29 U.S.C. §215

m.	that is subject to any agreement which would, in any material respect, restrict Administrative Agent’s ability to sell or otherwise dispose of such Inventory	$

n.	that is located in a jurisdiction outside the United States (other than Canada and any province or territory of Canada), any state thereof or in any territory or possession of the United States that has not adopted Article 9 of the UCC	$

o.	that is subject to any third party’s Lien, including Permitted Liens which would be superior to the Lien of Administrative Agent created under the Credit Documents (other than Liens permitted under Section 6.2(b) which are covered under the Rent Reserve Amount for such Borrowing Base in Administrative Agent’s Permitted Discretion and Liens permitted under Section 6.2(d) for taxes that are not yet due and payable)	$

p.	that would constitute raw materials, work in process or supplies or materials consumed in the business of any Credit Party or Subsidiary thereof, other than coil tubing and backup Inventory	$

q.	that would constitute a custom made or specialized inventory for a specific customer which cannot be sold to any other customer without requiring additional processing in any material respect	$

r.	that is otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion	$

	TOTAL:	$

3.	Eligible Inventory = (1) – (2) = $

Exhibit J – Form of Borrowing Base Certificate

C. BORROWING BASE EFFECTIVE AS OF THE DATE HEREOF:

1.	A.3 (Eligible Receivables) x 80%	=	$

2.	B.3 (Eligible Inventory) x 50%	=	$

3.	Rent Reserve Amount[4]	=	$

4.	Borrowing Base = C.1 + C.2 – C.3	=	$

D. AVAILABILITY ON THE DATE HEREOF:

1.	[Revolving Tranche A Outstandings][5]	=	$

or

	[Revolving Outstandings][6]	=	$

2.	Maximum Availability is equal to the least of the following:

[check the box that applies]

☐	the aggregate Commitments

☐	Borrowing Base (See C.4 above)

Availability on the date hereof is D.2 minus D.1	=	$ [7]

[4]	“Rent Reserve Amount” is such amount determined by the Administrative Agent from time to time in its Permitted Discretion, provided that such amount shall not exceed the amount of rent, fees and other charges for a period of three months that a landlord, third party warehouse, trailer storage or other self-storage facility, bailee, or such third party, as applicable, would be legally entitled to recover from the personal property located at such Third Party Location and that is subject to a Lien in favor of such third parties, regardless of whether such Lien arises by operation of law, under contract or otherwise. The Rent Reserve Amount shall not include rent, fees and other charges for Third Party Locations where no Inventory is located.
[5]	Only includes Revolving Tranche A Advances, Swingline Advances and Letter of Credit Exposure (but NOT Tranche B Term Advances and Tranche C Term Advances).
[6]	Use only if “the aggregate Commitments” is selected under item (D.2). Revolving Outstandings include Revolving Tranche A Advances, Swingline Advances, Letter of Credit Exposure, Tranche B Term Advances and Tranche C Term Advances.
[7]	A negative number would mean a deficiency exists.

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE A

ACCOUNTS RECEIVABLE AGING REPORT FOR CREDIT PARTIES

[Please attach an accounts receivable aging report for each Credit Party, with grand totals.]

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE B

ACCOUNTS PAYABLE AGING REPORT FOR CREDIT PARTIES

[Please attach an accounts payable aging report for each Credit Party with grand totals.]

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE C

INVENTORY SCHEDULE FOR CREDIT PARTIES

[Please attach a chart detailing the Inventory of the Credit Parties and showing (A) the location (or if in transit), (B) the product type, (C) volume on hand, (D) cost or market value and (E) reports of any variances or other results of Inventory counts performed by the Credit Parties since the last Inventory schedule, if applicable 8.]

8	Include any information regarding sales or other reductions, additions, returns, credits issued by any such parties and all claims, counterclaims, deductions, defenses, setoffs or disputes against any such parties by the Account Debtor.

Exhibit J – Form of Borrowing Base Certificate

Schedule 4.1

ORGANIZATIONAL INFORMATION

Credit Party	Type of Organization	State of Formation
Beckman Production Services, Inc.	Corporation	Delaware
Beckman Production Services, Inc.	Corporation	Michigan
RedZone Holdco, LLC	Limited Liability Company	Delaware
Northern Production Company, LLC	Limited Liability Company	Wyoming
RedZone Coil Tubing, LLC	Limited Liability Company	Texas
R & S Well Service, Inc.	Corporation	Wyoming
SJL Well Service, LLC	Limited Liability Company	Oklahoma
J & R Well Service, LLC	Limited Liability Company	Michigan
First Call Well Service, LLC	Limited Liability Company	Oklahoma
Big Lake Services, LLC	Limited Liability Company	Delaware
Big Lake Services Holdco, LLC	Limited Liability Company	Delaware

Schedule 4.11

SUBSIDIARIES

Subsidiary	Type of Organization	State of Formation
Beckman Production Services, Inc.	Corporation	Michigan
RedZone Holdco, LLC	Limited Liability Company	Delaware
Northern Production Company, LLC	Limited Liability Company	Wyoming
RedZone Coil Tubing, LLC	Limited Liability Company	Texas
R & S Well Service, Inc.	Corporation	Wyoming
SJL Well Service, LLC	Limited Liability Company	Oklahoma
J & R Well Service, LLC	Limited Liability Company	Michigan
First Call Well Service, LLC	Limited Liability Company	Oklahoma
Big Lake Services, LLC	Limited Liability Company	Delaware
Big Lake Services Holdco, LLC	Limited Liability Company	Delaware